Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

ANZU SPECIAL ACQUISITION CORP I,

ENVOY MERGER SUB, INC.,

and

ENVOY MEDICAL CORPORATION

Dated as of April 17, 2023

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

EXHIBIT A	Form of Registration Rights Agreement
EXHIBIT B	Form of Certificate of Designation
EXHIBIT C	Form of Amended and Restated SPAC Certificate of Incorporation
EXHIBIT D	Form of SPAC Equity Incentive Plan
EXHIBIT E	Form of SPAC Employee Stock Purchase Plan

SCHEDULE 1.01	Company Knowledge Parties
SCHEDULE 6.01	Conduct of Business by the Company Pending the Merger
SCHEDULE 7.03	Key Company Shareholders
SCHEDULE 8.02(g)	Key Persons

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of April 17, 2023 (this “Agreement”), by and among Anzu Special Acquisition Corp I, a Delaware corporation (the “SPAC”), Envoy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Envoy Medical Corporation, a Minnesota corporation (the “Company”). The SPAC, Merger Sub and the Company are sometimes referred to herein individually as a “party” and, collectively, as the “parties.” Capitalized terms used but not defined elsewhere herein shall have the meanings assigned to them in Section 1.01.

WHEREAS, Merger Sub is a wholly owned direct Subsidiary of the SPAC;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Minnesota Business Corporation Act (the “Minnesota Statutes”), the SPAC and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned, privately-held Subsidiary of the SPAC, and the SPAC will change its name to “Envoy Medical”, which will continue as the surviving public corporation after the Closing (“Envoy Medical”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the shareholders of the Company once the Registration Statement has been declared effective;

WHEREAS, the Board of Directors of the SPAC (the “SPAC Board”) has (a) determined this Agreement to be in the best interests of the SPAC, approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to shareholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of the SPAC;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, Anzu SPAC GP I LLC, a Delaware limited liability company (the “Sponsor”), and the SPAC have executed and delivered to the Company the Sponsor Support Agreement, providing that, among other things, the Sponsor will (a) vote its shares of SPAC Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) forfeit all of its private warrants to purchase shares of SPAC Common Stock and (c) forfeit certain shares of SPAC Common Stock to be held by Sponsor on the terms set forth therein;

WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the SPAC, the Company and the Key Company Shareholders have executed and delivered to the SPAC the Shareholder Support Agreement, providing that, among other things, Key Company Shareholders will vote their shares of Company Capital Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

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WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the Company and each holder of Company Options have executed and delivered to the SPAC the Option Cancellation Agreements, providing that, among other things, the Company Options shall be cancelled at the Effective Time;

WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the Company and each holder of Company Warrants have executed and delivered to the SPAC the Warrant Amendment Agreements, providing that, among other things, the Company Warrants shall be exercised (on a net exercise basis) and converted into shares of Company Common Stock immediately prior to the Effective Time;

WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the Company and each holder of Company Convertible Notes have executed and delivered to the SPAC the Convertible Note Amendment Agreements, providing that, among other things, the Company Convertible Notes shall be converted into shares of Company Common Stock immediately prior to the Effective Time;

WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the SPAC and Sponsor have executed and delivered to the Company the Subscription Agreement, providing that, among other things, Sponsor has agreed to subscribe for and purchase, and the SPAC has agreed to issue and sell to Sponsor, an aggregate number of shares of SPAC Series A Preferred Stock as set forth in the Subscription Agreement, at $10.00 per share in exchange for an aggregate purchase price of at least $10,000,000 in a private placement to be consummated as promptly as practicable following the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, on the terms and subject to the conditions set forth in the Subscription Agreement (the “PIPE Investment”);

WHEREAS, in connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the Company has issued to certain individuals the Company Bridge Notes in an aggregate amount of at least $10,000,000, which shall convert at the Closing into shares of SPAC Series A Preferred Stock, on terms and subject to conditions substantially similar to those set forth in the Subscription Agreement (the “Company Bridge Financing”);

WHEREAS, in connection with the Closing, the SPAC, Sponsor, directors and officers of the SPAC and the Company and certain shareholders of the Company, as identified on Schedule 8.02(g), shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”); and

WHEREAS, for U.S. federal income Tax purposes, it is intended that (a) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) the Company, Merger Sub and the SPAC be parties to such reorganization within the meaning of Section 368(b) of the Code and (c) this Agreement constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.
DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Closing Merger Consideration” means a number of shares of SPAC Class A Common Stock equal to the (a) quotient obtained by dividing (i) the Aggregate Closing Merger Consideration Value, by (ii) $10.00, minus (b) the Aggregate Excess Company Transaction Expenses Shares.

“Aggregate Closing Merger Consideration Value” means the sum of (a) $150,000,000, minus (b) the Company Closing Debt, plus (c) the Paid Company Transaction Expenses.

“Aggregate Excess Company Transaction Expenses Shares” means a number of shares of SPAC Class A Common Stock equal to the quotient obtained by dividing (a) the amount of Company Transaction Expenses in excess of the Company Transaction Expenses Cap, if any, by (b) $10.00, and rounded up to the nearest whole share.

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“Aggregate Excess SPAC Transaction Expenses Shares” means a number of shares of SPAC Class A Common Stock equal to the quotient obtained by dividing (a) the amount of SPAC Transaction Expenses in excess of the SPAC Transaction Expenses Cap, if any, by (b) $10.00, and rounded up to the nearest whole share.

“Ancillary Agreements” means the Shareholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Company Bridge Note, and all other agreements, certificates and instruments executed and delivered by the SPAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and any other applicable anti-corruption/anti-bribery Laws and regulations.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Authority or Laws issued by any Governmental Authority that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Business Data” means all business information and data, including Confidential Information and Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which the electronic funds transfer systems, including for wire transfers, of commercial banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, computer systems and related systems and processes, including any outsourced systems and processes, that are owned by the Company or the Company Subsidiaries or used or held for use in the conduct of the Company Business irrespective of whether such systems or processes are installed on premises, operated via the “cloud,” “as a service” or otherwise.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority).

“Certificate of Designation” means the Certificate of Designation designating the SPAC Series A Preferred Stock in the form attached hereto as Exhibit B.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Bridge Notes” means those certain convertible promissory notes, dated as of the date hereof, issued by the Company to certain individuals providing the Company Bridge Financing.

“Company Business” means the business (including as to the development and commercialization of Products) of the Company and the Company Subsidiaries as currently conducted and currently proposed to be conducted by the Company or the Company Subsidiaries as of the date hereof.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Closing Debt” means all Company Debt outstanding as of immediately prior to the Effective Time, and which shall not include the Company Convertible Notes.

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“Company Common Stock” means the Company’s common stock, with a par value of $0.01 per share.

“Company Convertible Notes” means the Convertible Promissory Notes listed on Schedule 4.03(f) of the Company Disclosure Schedule (as amended pursuant to the Convertible Note Amendment Agreements), which the Company shall convert into shares of Company Common Stock in accordance with the terms thereof immediately prior to the Effective Time.

“Company Debt” means the following consolidated obligations and liabilities of the Company and the Company Subsidiaries: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property or services; (b) the amount of all liabilities pursuant to all financial and capital leases; (c) all liabilities evidenced by bonds, debentures, notes or similar instruments or debt securities; (d) all liabilities under any interest rate, currency swap or other hedging agreement or arrangement; (e) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (f) all guarantees of the debt of other persons; (e) all liabilities in respect of bankers’ acceptances; and (f) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing, provided that “Company Debt” will not include the Company Bridge Financing.

“Company Equity Securities” means the Company Common Stock, Company Preferred Stock, Company Options, Company Warrants and Company Convertible Notes.

“Company Equity Securityholder” means the holder, as of immediately prior to the Effective Time, of any Company Equity Securities.

“Company Fully Diluted Capital Stock” means, without duplication, (i) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock to be issued immediately prior to the Effective Time pursuant to the conversion of the Company Preferred Stock, plus (iii) the aggregate number of shares of Company Common Stock to be issued immediately prior to the Effective Time pursuant to the exercise (on a net exercise basis) and conversion of the Company Warrants in accordance therewith (as amended by the Warrant Amendment Agreements), plus (iv) the aggregate number of shares of Company Common Stock to be issued immediately prior to the Effective Time pursuant to the conversion of the Company Convertible Notes in accordance therewith (as amended by the Convertible Note Amendment Agreements).

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned or purported to be owned by a third party and licensed to the Company or to any Company Subsidiary (whether explicit or implied, and whether exclusively, non-exclusively, through a license, through a covenant, or on any other basis) or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which the SPAC has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

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“Company Option Plan” means Envoy Medical Corporation 2013 Stock Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Company Options” means all options to purchase shares of Company Common Stock that are outstanding as of immediately prior to the Effective Time, including such options granted under the Company Option Plan, whether or not exercisable and whether or not vested under the Company Option Plan or otherwise, other than the Company Warrants.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries and all Intellectual Property where applicable Law precludes an employee, consultant, contractor or other Person from assigning Intellectual Property to the Company or to a Company Subsidiary where such employee, contractor, consultant or other Person grants to the Company or to a Company Subsidiary, as the case may be, in lieu of such prohibited assignment, exclusive, irrevocable, transferrable and sublicensable licenses and usage rights to fully exploit, use and practice such non-assignable Intellectual Property.

“Company Preferred Stock” means the shares of the Company’s preferred stock, par value $0.01 per share, including Series A Preferred Stock.

“Company Products” means any and all products developed, manufactured, distributed, sold, researched, tested, licensed or otherwise offered or commercialized by the Company or any Company Subsidiary, any and all products from which the Company or a Company Subsidiary has previously derived, currently derives or currently intends to derive revenue or for which the Company or a Company Subsidiary has sought or intends to seek regulatory approval from applicable regulatory authorities pursuant to one or more filings under Section 4.07(b).

“Company Services” means all services, products and related software that are currently developed, delivered, provided, offered or commercialized by the Company or any Company Subsidiary, including, without limitation, providing research and development of innovative hearing solutions that are fully implanted and based on the Company’s proprietary sensor design, and providing training and certification for audiologist, otolaryngologist, neurotologist or other healthcare professional regarding proper use of the Company’s hearing solutions.

“Company Software” means Software that consists of Company-Owned IP.

“Company Transaction Expenses Cap” means an amount equal to $10,000,000.

“Company Warrants” means all warrants to purchase shares of Company Common Stock (as amended pursuant to the Warrant Amendment Agreements).

“Confidential Information” means all information constituting or relating to Intellectual Property, technology, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans or new personnel acquisition plans and all other confidential or proprietary information with respect to a party and its customers and vendors. Confidential Information includes any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any suppliers or customers of the Company or any Company Subsidiaries or the SPAC or its Subsidiaries (as applicable) that is not already generally available to the public. Notwithstanding the foregoing, “Confidential Information” shall not include (a) issued Patents and published Patent applications or (b) information that is or becomes generally available to the public or general industry knowledge through no action or inaction by the Company. The foregoing exception will not apply to Confidential Information that consists of or is comprised of multiple pieces of information simply because each piece of information separately (x) is described in issued Patents and published Patent applications or (y) is information that is or becomes generally available to the public or general industry knowledge through no action or inaction by the Company.

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“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Convertible Note Amendment Agreements” means those certain Convertible Note Amendment Agreements, dated as of or prior to the date hereof, by and between the Company and each holder of Company Convertible Notes.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software or other technology subject to such license, that such Software or other technology subject to such license, or other Software or other technology incorporated into, derived from, used or distributed with such Software or other technology subject to such license (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products, other products or Software, or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Domain Names” means any and all Internet domain names and numerical addresses.

“Environmental Laws” means any United States federal, state or local or non-United States Laws, including common Law, relating to: (a) the Release of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, generation, packaging, registration, distribution, formulation, labelling, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources; including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. and their implementing regulations and any state analogs, each as amended from time to time.

“Exchange Ratio” means the quotient obtained by dividing (a) the Aggregate Closing Merger Consideration, by (b) Company Fully Diluted Capital Stock.

“FDA” means the United States Food and Drug Administration.

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“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority.

“Fraud” means an actual and intentional misrepresentation by a party of a representation or warranty expressly stated in Article IV of this Agreement or in the Company Closing Certificate; which satisfies each of the following conditions: (a) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made; (b) the party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that such representation or warranty was materially false or materially inaccurate when made; (c) such party had the specific intent to deceive another party and induce such other party to enter into this Agreement and (d) such other party reasonably relied on such false or inaccurate representation or warranty in entering into this Agreement. “Fraud” shall not include any cause of action under law or equity, including for fraud, based on constructive or imputed knowledge, negligence or recklessness and only the persons who committed Fraud shall be responsible for such Fraud and only to the party established to have suffered from such Fraud.

“Hazardous Substance(s)” means: (a) any substances defined in, classified in or regulated under any Environmental Law, including the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) diesel fuel, natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, radioactive materials and radon; and (e) any substance, pollutant, contaminant, material or waste in any amount or concentration which are regulated by any Governmental Authority or for which liability may be imposed pursuant to any Environmental Law.

“Health Care Laws” means all applicable Laws and orders relating to the provision of, or billing for, medical or other professional healthcare services or supplies and health care providers, including without limitation health care providers’ and health care facilities’ participation in Federal Health Care Programs, the practice of medicine, institutional and professional licensure, diagnostic testing, unprofessional conduct, fee-splitting, referrals, patient brokering, kickbacks, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs, standards of care, quality assurance, risk management, advertising or marketing of health care services, including Medicare, Medicaid, CHIP, the TRICARE law (8 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a 7b), federal and state referral laws (including 42 U.S.C. §1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)), the Emergency Medical Treatment and Active Labor Act (42 U.S.C. § 1395dd), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Federal Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.), the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Controlled Substances Act (21 U.S.C. § 801, et seq.), the Patient Protection and Affordable Care Act of 2010, the Physician Payment Sunshine Act (42 USC §1320a-7h). the Physician Ownership and Referral Act of 1993, the California Business and Professions Code, the California Welfare and Institutions Code, the Moscone-Knox Professional Corporation Act and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the rules and regulations promulgated under the foregoing statutes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound IP Licenses” means all contracts pursuant to which the Company or any Company Subsidiary has received a license or sublicense, or has otherwise been granted rights in, to, or under any Intellectual Property from any person, or otherwise received from any person any immunity, authorization, release, covenant not to sue or other right with respect to any such Intellectual Property, excluding (i) non-disclosure agreements entered into the ordinary course of business, (ii) incidental Trademark and feedback licenses, (iii) contracts for Off-the-Shelf Software, and (iv) licenses for Open Source Materials.

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“Intellectual Property” means: all intellectual property rights, anywhere in the world, whether statutory, common law or otherwise, including such rights deriving from or relating to (a) Patents, (b) copyrights and all other rights with respect to works of authorship, (c) Software, including registrations thereof and applications therefor, (d) registered and unregistered design rights and registrations thereof and applications therefor, (e) Trademarks, and all registrations thereof and applications therefor, (f) Domain Names, including registrations thereof and applications therefor, (g) Trade Secrets or Confidential Information, including rights to limit the use or disclosure thereof by any Person, (h) rights with respect to databases, including registrations thereof and applications therefor, (i) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and Personal Information and materials, and (j) any rights equivalent or similar to any of the foregoing.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“IRS” means the United States Internal Revenue Service.

“Key Company Shareholders” means the persons and entities listed on Schedule 7.03.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule 1.01, in each case, after reasonable inquiry, and in the case of the SPAC, the actual knowledge of Whitney Haring-Smith and Dan Hirsch, in each case, after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or Improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Off-the-Shelf Software” means Software, software-as-a-service, or other technology that is licensed or otherwise made available on a non-exclusive basis under a “shrink-wrap” or “click-through” contract or other contract containing standard terms and Software or software-as-a-service for which the Company and Company Subsidiaries have paid a one-time license fee of less than $10,000 per license.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative), the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License, or any substantially similar license, including any license approved by the Open Source Initiative. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Option Cancellation Agreements” means those certain Option Cancellation Agreements, dated as of or prior to the date hereof, by and between the Company and each holder of Company Options.

“order” means, if the context permits, any applicable order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

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“ordinary course of business” means, with respect to any Person, the ordinary course of business of such Person consistent with past custom and practice (including with respect to quantity and frequency).

“Outbound IP Licenses” means contracts pursuant to which the Company or any Company Subsidiary has licensed or sublicensed or otherwise granted rights in, to, or under any material Company IP to any person, or granted to any person any immunity, authorization, release, covenant not to sue or other right with respect to any Company IP, excluding (i) non-disclosure agreements entered into the ordinary course of business, (ii) incidental feedback licenses, and (iii) non-exclusive licenses granted to the Company’s service providers or vendors solely for the purpose of providing services to the Company.

“Owned Real Property” means the land owned by the Company or any of the Company Subsidiaries (collectively, the “Land”), together with all buildings and other fixtures, structures, facilities, and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company or any Company Subsidiary, as applicable, if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to the Company or any Company Subsidiary, as applicable, any of their respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company or any Company Subsidiary, as applicable, in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company or any Company Subsidiary, as applicable, relating to the Land or Improvements; all equipment and other personal property owned by the Company or any Company Subsidiary, as applicable, located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

“Patents” means any domestic or foreign patents, utility models, industrial designs and applications, drafts and disclosures relating thereto (and any patents, utility models or industrial designs that issue as a result of such applications, drafts and disclosures) and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to such patents, utility models, industrial designs and applications, and including the right or priority, the right to apply for and be granted a patent, and the right to sue, to countersue and to pursue damages, injunctive relief and any other remedies of any kind for past, current and future infringement under any of the foregoing rights.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the use or value of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business that are not material to the Company Business, and that do not result from a breach, default or violation by the Company or a Company Subsidiary of any contract or Law, for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP; (c) Liens for Taxes not yet due and payable which are imposed in the ordinary course of business (as opposed to fines, premiums or penalties assessed for the violation of, or the non-compliance or late compliance with Law), or being contested in good faith by appropriate proceedings and for which sufficient reserves have been established on the Financial Statements in accordance with GAAP; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities having jurisdiction over the applicable real property and which are not violated by the use or occupancy of such real property or the operation of the Company Business and do not prohibit or materially interfere with the use or value of such real property or the operation of the Company Business; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the use or value of such real property or the operation of the Company Business; and (g) Liens identified in the Financial Statements.

9

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means all data relating to one or more individual(s), including patients, business contacts, Business Systems users, job applicants and employees, that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or a Company Subsidiary, is capable of identifying an individual) or capable of identifying a specific device or non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device. This definition includes any “personally identifiable information,” “PII,” “personal information”, “protected health information” and “personal data” as defined by Privacy Laws.

“Processing” or “Processed” means any operation performed on Personal Information such as collection, recording, organization, sale, structuring, storage, adaptation or alteration, retrieval, consultation, use, access, security, disclosure, transfer, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the SPAC Certificate of Incorporation.

“Registered Company IP” means Company-Owned IP for which registrations have been obtained or applications for registration have been filed with any Governmental Authority or Domain Name.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or migrating through, in, on, under, or into the environment (including, without limitation, indoor or outdoor ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Requisite Approval” means the affirmative vote of the holders of at least (a) a majority of the outstanding shares of the Company Capital Stock, with Company Preferred Stock counting on an as converted to Company Common Stock basis, voting together as a single class and (b) a majority of the outstanding shares of the Company Preferred Stock, voting together as a single class.

“Series A Preferred Stock” means the shares of the Company’s preferred stock, par value $0.01 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Shareholder Support Agreement” means that certain Shareholder Support Agreement, dated as of the date hereof, by and among each of the Key Company Shareholders, the SPAC and the Company, as amended or modified from time to time.

“Software” means (a) computer programs, firmware, software (whether in source code, object code or other form), models, algorithms, methodologies and implementations thereof; (b) development tools, descriptions and flow charts; (c) data, metadata, databases and compilations of data, whether machine readable or otherwise; and (d) documentation, product user manuals, and training materials used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.

“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the SPAC filed with the Secretary of the State of the State of Delaware on March 1, 2021 and further amended on February 28, 2023, as such may have been further amended, supplemented or modified from time to time.

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“SPAC Class A Common Stock” means the SPAC’s Class A Common Stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means the SPAC’s Class B Common Stock, par value $0.0001 per share.

“SPAC Common Stock” means the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC D&O Policy Cap” means an amount equal to $5,000,000.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise) or results of operations of the SPAC; or (b) prevent, materially delay or materially impede the performance by the SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the SPAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by the SPAC as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including any redemptions by any stockholders of the SPAC); or (viii) any actions taken, or failures to take action, or such other changes or events; in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the SPAC is materially and disproportionately affected thereby as compared with other participants in the industry in which the SPAC operates.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, bylaws, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Series A Preferred Stock” means the Series A Convertible Preferred Stock of the SPAC, which shall have the terms set forth in the Certificate of Designation.

“SPAC Transaction Expenses Cap” means an amount equal to (a) $10,000,000 plus (b) the cost of the SPAC D&O Tail Policy.

“SPAC Units” means one share of SPAC Class A Common Stock and one-third of one SPAC Warrant.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock, with each warrant exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among Sponsor, the SPAC and the Company, as amended or modified from time to time.

“Subscription Agreement” means that certain Subscription Agreement, dated as of the date hereof, by and among Sponsor and the SPAC, as amended or modified from time to time.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, the SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” means all federal, state, local, foreign, or other income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, escheat or unclaimed property, disability, use, property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges of any nature whatsoever, whether computed on a separate or combined, unitary, or consolidated basis or in any other manner, together with all interest, deficiencies, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

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“Tax Returns” means all returns, statements, claims for refund, and reports (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

“Trade Secrets” means (i) all know-how, confidential, proprietary and non-public information, however documented and whether or not documented and (ii) all trade secrets within the meaning of applicable Law. The term “Trade Secrets” includes concepts, ideas, knowledge, rights in research and development, financial, marketing and Business Data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case that has or derives economic value, actual or potential, as a result of being a secret and not known to the public, whether patentable or not and whether or not reduced to practice.

“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, the Subscription Agreement, and all other agreements, certificates and instruments executed and delivered by the SPAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Warrant Amendment Agreements” means those certain Warrant Amendment Agreements, dated as of or prior to the date hereof, by and between the Company and each holder of Company Warrants.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
280G Approval	§ 7.17
Accounting Firm	§ 3.06(e)
Action	§ 4.10
Agreement	Preamble
Alternative Transaction	§ 7.05(a)
Amended and Restated SPAC Certificate of Incorporation	§ 2.02(c)
Anticipated Closing Date	§ 3.06(a)
Audited Financial Statements	§ 4.08(a)
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 7.05(c)
Certificates	§ 3.02(b)
Certificates of Merger	§ 2.02(a)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Company	Preamble

Defined Term	Location of Definition
Company Board	Recitals
Company Bridge Financing	Recitals
Company Closing Certificate	§ 8.02(c)
Company Directors	§ 7.14(a)
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Company Proposals	§ 7.03
Company Share Awards	§ 4.03(a)
Company Shareholder Approval	§ 4.20
Company Shareholder Meeting	§ 7.03
Company Shareholder Vote	§ 7.03
Company Subsidiary	§ 4.01(a)
Company Transaction Expenses	§ 3.04(a)
Confidentiality Agreement	§ 7.04(b)
Contingent Worker	§ 4.12(h)
Contribution	§ 4.14(e)
Delaware Certificate of Merger	§ 2.02(a)
Determination Date	§ 3.06(a)
DGCL	Recitals
Dispute Notice	§ 3.06(b)
Dissenting Shares	§ 3.05(a)
Effect	§ 1.01
Effective Time	§ 2.02(a)
Envoy Medical	Recitals
Environmental Permit	§ 4.16
ERISA	§ 4.11(a)
ERISA Affiliate	§ 4.11(c)
Exchange Act	§ 4.23
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchange Ratio Calculation	§ 3.06(a)
Exchange Ratio Components	§ 3.06(a)
Financial Statements	§ 4.08(b)
Foreign Plans	§ 4.11(n)
GAAP	§ 4.08(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.11(k)
HIPAA	§ 1.01
HITECH	§ 4.14(h)
Improvements	§ 1.01
Information Statement	§ 7.03
Intended Tax Treatment	Recitals
Labor Agreement	§ 4.12(b)
Land	§ 1.01
Law(s)	§ 4.05(a)
Lease	§ 4.13(b)
Lease Documents	§ 4.13(b)
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.17(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Minnesota Certificate of Merger	§ 2.02(a)
Minnesota Statutes	Recitals

Defined Term	Location of Definition
OFAC	§ 4.18(b)
Outside Date	§ 9.01(b)
Paid Company Transaction Expenses	§ 3.04(a)
Paid SPAC Transaction Expenses	§ 3.04(b)
PCAOB Financial Statements	§ 7.12
Per Share Merger Consideration	§ 3.01(a)
PIPE Investment	Recitals
Plans	§ 4.11(a)
PPACA	§ 4.11(k)
Privacy Laws	§ 4.14(h)
Privacy Requirements	§ 4.14(h)
Property	§ 4.14(j)
Proxy Statement	§ 7.01(a)
Referral Recipient	§ 4.24(e)
Referral Source	§ 4.24(e)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
Response Date	§ 3.06(b)
SEC	§ 5.07(a)
Securities Act	§ 5.07(a)
Securities Exchange	§ 7.11
Security Incident	§ 4.14(l)
SPAC	Preamble
SPAC Board	Recitals
SPAC D&O Tail Policy	§ 7.06(b)
SPAC Disclosure Schedule	Article V
SPAC Equity Incentive Plan	§ 7.01(a)
SPAC ESPP	§ 7.01(a)
SPAC Exchange Offer	§ 3.07
SPAC Preferred Stock	§ 5.03(a)
SPAC Proposals	§ 7.01(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Stockholder Approval	§ 5.14(b)
SPAC Stockholder Redemption	§ 7.01(a)
SPAC Stockholders’ Meeting	§ 7.01(a)
SPAC Transaction Expenses	§ 3.04(b)
Sponsor	Recitals
Sponsor Director	§ 7.14(a)
Standards Organizations	§ 4.14(w)
Surviving Corporation	§ 2.01
Terminating Company Breach	§ 9.01(g)
Terminating SPAC Breach	§ 9.01(h)
Transfer Agent Cancellation	§ 3.02(b)
Trust Account	§ 5.17
Trust Agreement	§ 5.17
Trust Fund	§ 5.17
Trustee	§ 5.17
Unaudited Balance Sheet	§ 4.08(b)
Unaudited Financial Statements	§ 4.08(b)
Unpaid Company Transaction Expenses	§ 3.04(a)
Unpaid SPAC Transaction Expenses	§ 3.04(b)
Waived 280G Benefits	§ 7.17

Defined Term	Location of Definition
WARN Act	§ 4.12(c)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II.
AGREEMENT AND PLAN OF MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL and the Minnesota Statutes, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly owned, privately-held Subsidiary of the SPAC retaining the name “Envoy Medical”. For the sake of clarity, all references to the Company for periods after the Effective Time shall include the term “Surviving Corporation.”

Section 2.02 Effective Time; Closing.

(a) As promptly as reasonably practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties shall cause the Merger to be consummated by filing (i) a certificate of merger (the “Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties and (ii) a certificate of merger (the “Minnesota Certificate of Merger” and together with the Delaware Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Minnesota, in such form as is required by, and executed in accordance with, the relevant provisions of the Minnesota Statutes and mutually agreed by the parties (the date and time of the filing of such Certificates of Merger (or such later time as may be agreed by each of the parties and specified in such Certificates of Merger) being the “Effective Time”). In addition, in accordance with the SPAC Organizational Documents (including Section 9.2 of the SPAC Certificate of Incorporation), the SPAC shall cause the SPAC Stockholder Redemption to occur upon the Effective Time.

(b) Immediately prior to such filing of the Certificates of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held remotely by exchanging the closing deliverables and signatures via email, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(c) As promptly as reasonably practicable following the filing of the Certificates of Merger, on the Closing Date, the SPAC shall adopt as the SPAC’s certificate of incorporation the amended and restated certificate of incorporation in substantially the form set forth attached as Exhibit C (the “Amended and Restated SPAC Certificate of Incorporation”) by filing the Amended and Restated SPAC Certificate of Incorporation with the Secretary of State of the State of Delaware, with such modifications as may be mutually agreed between the Company and the SPAC. The Amended and Restated SPAC Certificate of Incorporation shall become the certificate of incorporation of the SPAC until thereafter supplemented or amended in accordance with its terms and the DGCL. As promptly as reasonably practicable following the filing of the Certificates of Merger, the SPAC shall adopt amended and restated bylaws, in a form to be mutually agreed upon between the SPAC and the Company.

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the Minnesota Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law, the bylaws of the Surviving Corporation and such certificate of incorporation, as applicable.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

Section 2.05 Directors and Officers.

(a) The initial directors of the Surviving Corporation shall be the individuals selected by the Company or the SPAC, as the case may be, in accordance with Section 7.14, and the initial officers of the Surviving Corporation shall be the officers of the Company as of the date of this Agreement, or, in the event any of them is not an officer as of the Effective Time, then such other individual designated by the Company, each such director and officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The parties hereto shall cause the SPAC Board as of immediately following the Effective Time to be comprised of the individuals selected by the Company or the SPAC, as the case may be, in accordance with Section 7.14, and the officers of the SPAC to be the officers of the Company as of immediately prior to the Effective Time, each such director and officer to hold office in accordance with the certificate of incorporation and bylaws of the SPAC.

Article III.
EFFECTS OF THE MERGER

Section 3.01 Conversion of Securities.

(a) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the SPAC, Merger Sub, the Company or the holders of any of the following securities or rights:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued upon the exercise or conversion of Company Warrants, Company Convertible Notes or Company Preferred Stock, in each case immediately prior to the Effective Time) shall be canceled and converted into the right to receive a number of shares of SPAC Class A Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”); and

(ii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b) Company Options. At the Effective Time, each outstanding Company Option shall be cancelled without any conversion thereof in accordance with the Option Cancellation Agreements, and the holder thereof shall receive no payment or distribution or have any rights with respect thereto, except as provided in the Option Cancellation Agreements. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to the Option Cancellation Agreements and this Section 3.01(b).

(c) Company Warrants. Immediately prior to the Effective Time, each outstanding Company Warrant shall automatically, without any action on the part of the holder thereof, be exercised (on a net exercise basis) and converted into shares of Company Common Stock in accordance with the provisions thereof (as amended by the Warrant Amendment Agreements), which shares shall then be outstanding as of immediately prior to the Effective Time and treated in accordance with Section 3.01(a). At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Warrants (as amended by the Warrant Amendment Agreements) and this Section 3.01(c).

(d) Company Convertible Notes. Immediately prior to the Effective Time, each outstanding Company Convertible Note shall automatically, without any action on the part of the holder thereof, be converted into shares of Company Common Stock in accordance with the provisions thereof (as amended by the Convertible Note Amendment Agreements), which shares shall then be outstanding as of immediately prior to the Effective Time and treated in accordance with Section 3.01(a). At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Convertible Notes (as amended by the Convertible Note Amendment Agreements) and this Section 3.01(d).

(e) Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Aggregate Closing Merger Consideration issuable to any Person pursuant to Section 3.01(a) shall be calculated on an aggregate basis with respect to all shares of Company Capital Stock held of record by such person immediately prior to the Effective Time, and (ii) after such aggregation, any fractional share of SPAC Class A Common Stock that would otherwise be issuable to such person following such aggregation shall be rounded down to a whole share of SPAC Class A Common Stock.

Section 3.02 Delivery of Shares.

(a) On the Closing Date, the SPAC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by the SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the Company Equity Securityholders, for exchange in accordance with this Article III, the number of shares of the SPAC Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of the SPAC Common Stock and any dividends or distributions with respect thereto (pursuant to Section 3.02(c)), being hereinafter referred to as the “Exchange Fund”). The SPAC shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) and Section 3.07, the Exchange Fund shall not be used for any other purpose. All shares deposited hereunder shall not be certificated.

(b) As promptly as reasonably practicable after the effectiveness of the Registration Statement, the SPAC shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Capital Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to the SPAC and the Company prior to the Closing (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Capital Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company, (each, a “Transfer Agent Cancellation”); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Transfer Agent Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Envoy Medical shall cause the Exchange Agent to deliver, the Per Share Merger Consideration with respect thereto in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01(a) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01(a).

(c) No dividends or other distributions declared or made after the Effective Time with respect to the SPAC Class A Common Stock with a record date after the Effective Time shall be paid from the Exchange Fund to the holder of any unsurrendered Certificate with respect to the shares of SPAC Class A Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Envoy Medical shall pay or cause to be paid to the holder of the certificates representing shares of SPAC Class A Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of SPAC Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of SPAC Class A Common Stock.

(d) The Per Share Merger Consideration payable upon conversion of the Company Equity Securities in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Equity Securities.

(e) The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares (excluding for the avoidance of doubt, the SPAC Exchange Offer) or other like change with respect to SPAC Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Any portion of the Exchange Fund that remains undistributed to the Company Equity Securityholders for one (1) year after the Effective Time shall be delivered to Envoy Medical, upon demand, and any Company Equity Securityholders who have not theretofore complied with this Section 3.02 shall thereafter look only to Envoy Medical for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by the applicable Company Equity Securityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Envoy Medical free and clear of any claims or interest of any person previously entitled thereto.

(g) None of the Exchange Agent, Envoy Medical or the Surviving Corporation shall be liable to any Company Equity Securityholder for any such Company Equity Securities (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Each of the Surviving Corporation and Envoy Medical shall be entitled to deduct and withhold from all amounts otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01(a).

Section 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Envoy Medical for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions of Section 3.01(a).

Section 3.04 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to the SPAC a written report setting forth a list of all of the following fees, expenses and disbursements incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with paid invoices or wire transfer confirmation receipts), including such fees and expenses that have been (x) paid or will be paid prior to the close of business on the Business Day immediately preceding the Closing (collectively, the “Paid Company Transaction Expenses”) or (y) incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including any cash amounts payable by the Company pursuant to the Option Cancellation Agreements, Warrant Amendment Agreements or Convertible Note Amendment Agreements (collectively, the “Unpaid Company Transaction Expenses” and, together with the Paid Company Transaction Expenses, the “Company Transaction Expenses”): (i) the amount of expenses paid by the Company pursuant to the provisions of Section 9.03; (ii) the fees and disbursements of outside legal counsel to the Company incurred in connection with the Transactions; and (iii) the fees, costs, commissions and expenses of any other agents, advisors, consultants, experts, financial advisors, lenders, brokers and other service providers engaged by or on behalf of, or otherwise entitled to payments or other compensation from, the Company in connection with the Transactions. On the Closing Date following the Closing, Envoy Medical shall pay or cause to be paid by wire transfer of immediately available funds all such Unpaid Company Transaction Expenses (other than any such Unpaid Company Transaction Expenses to be satisfied by the issuance of shares of SPAC Class A Common Stock pursuant to Section 3.04(d)). For the avoidance of doubt, the Company Transaction Expenses shall not include any fees and expenses incurred by the Company’s shareholders (except to the extent incurred on behalf, and for the account, of the Company).

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the SPAC shall provide to the Company a written report setting forth: (i) the amount of expenses paid by the SPAC pursuant to the provisions of Section 9.03 (the “Paid SPAC Transaction Expenses”); (ii) the fees, costs and expenses associated with the SPAC D&O Tail Policy, and (iii) a list of all the fees and disbursements of outside legal counsel, agents, advisors, consultants, experts, financial advisors, lenders, brokers and other service providers engaged by or on behalf of, or otherwise entitled to payments or other compensation from, the SPAC or Merger Sub in connection with the Transactions or otherwise in connection with the SPAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (the “Unpaid SPAC Transaction Expenses” and, together with the Paid SPAC Transaction Expenses, the “SPAC Transaction Expenses”). On the Closing Date following the Closing, Envoy Medical shall pay or cause to be paid by wire transfer of immediately available funds all such Unpaid SPAC Transaction Expenses (other than any such Unpaid SPAC Transaction Expenses to be satisfied by the issuance of shares of SPAC Class A Common Stock pursuant to the provisions of Section 3.04(e)).

(c) Envoy Medical shall not pay or cause to be paid any Unpaid SPAC Transaction Expenses or Unpaid Company Transaction Expenses other than in accordance with this Section 3.04.

(d) Notwithstanding anything to the contrary set forth in this Agreement, if the Unpaid Company Transaction Expenses would exceed the Company Transaction Expenses Cap, the Company shall use its reasonable best efforts to cause its agents, advisors, consultants, experts, financial advisors and other service providers (other than outside legal counsel, certified public accountants, insurance companies and brokers, trust and transfer agents and other similarly situated service providers) who are or will be owed Unpaid Company Transaction Expenses to agree in writing to accept payment of such excess (or any applicable portion thereof) in the form of shares of SPAC Class A Common Stock, in lieu of cash, up to an aggregate number of shares of SPAC Class A Common Stock equal to the Aggregate Excess Company Transaction Expenses Shares, to be issued by the SPAC to such service providers of the Company at the Closing on terms and conditions approved in writing by the SPAC (such approval not to be unreasonably withheld, conditioned or delayed). Subject to the foregoing, the SPAC shall, at the Closing, issue such shares of SPAC Class A Common Stock to such service providers of the Company in accordance with such approved terms and conditions.

(e) Notwithstanding anything to the contrary set forth in this Agreement, if the Unpaid SPAC Transaction Expenses would exceed the SPAC Transaction Expenses Cap, the SPAC shall use its reasonable best efforts to cause its agents, advisors, consultants, experts, financial advisors and other service providers (other than outside legal counsel, certified public accountants, insurance companies and brokers, trust and transfer agents and other similarly situated service providers) who are or will be owed Unpaid SPAC Transaction Expenses to agree in writing to accept payment of such excess (or any applicable portion thereof) in the form of shares of SPAC Class A Common Stock, in lieu of cash, up to an aggregate number of shares of SPAC Class A Common Stock equal to the Aggregate Excess SPAC Transaction Expenses Shares, to be issued by the SPAC to such service providers of the SPAC at the Closing on terms and conditions approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed). Subject to the foregoing, the SPAC shall, at the Closing, issue such shares of SPAC Class A Common Stock to such service providers of the SPAC in accordance with such approved terms and conditions.

(f) If the Unpaid SPAC Transaction Expenses exceed the SPAC Transaction Expenses Cap, the SPAC shall cause the Sponsor, at the Closing, to irrevocably forfeit and transfer to the SPAC a number of shares of SPAC Class A Common Stock equal to the Aggregate Excess SPAC Transaction Expenses Shares, and thereafter the Sponsor shall have no further right or interest in such shares of SPAC Class A Common Stock, which shall remain in treasury at the SPAC until otherwise disposed of by the SPAC in its sole discretion.

Section 3.05 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Minnesota Statutes, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 302A.473 of the Minnesota Statutes and otherwise complied with all of the provisions of the Minnesota Statutes relevant to the exercise and perfection of dissenters’ rights (“Dissenting Shares”) shall not be converted into, and such shareholders shall have no right to receive, the Per Share Merger Consideration, unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the Minnesota Statutes. Any shareholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 302A.473 of the Minnesota Statutes shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(a), of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock.

(b) Prior to the Closing, the Company shall give the SPAC (i) prompt notice of any notices of the exercise of dissenters’ rights received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Minnesota Statutes. The Company shall not, except with the prior written consent of the SPAC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.06 Calculation of Exchange Ratio.

(a) For purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) Business Days prior to the anticipated date for Closing, as agreed upon by the SPAC and the Company at least ten (10) Business Days prior to the date of the SPAC Stockholders’ Meeting (the “Anticipated Closing Date”). No later than the Determination Date, the Company shall deliver to the SPAC a calculation (the “Exchange Ratio Calculation”) setting forth the Company’s good faith, estimated calculation of the (i) Exchange Ratio, (ii) Company Closing Debt, (iii)  Company Transaction Expenses, (iv) Aggregate Excess Company Transaction Expenses Shares, (v) Aggregate Closing Merger Consideration and (vi) Aggregate Closing Merger Consideration Value (each an “Exchange Ratio Component”), in each case, as of the Anticipated Closing Date (using an estimate of each component thereof as of such date, prepared and certified by the Company’s chief financial officer or principal accounting officer). The Company shall make relevant back-up materials used or useful in preparing the Exchange Ratio Calculation, as reasonably requested in writing by the SPAC, available to the SPAC and, if requested in writing by the SPAC, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) Business Days after the Company delivers the Exchange Ratio Calculation (the “Response Date”), the SPAC shall have the right to dispute any part of such Exchange Ratio Calculation by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Exchange Ratio Calculation.

(c) If on or prior to the Response Date, (i) the SPAC notifies the Company in writing that it has no objections to the Exchange Ratio Calculation or (ii) the SPAC fails to deliver a Dispute Notice as provided in Section 3.06(b), then each Exchange Ratio Component as set forth in the Exchange Ratio Calculation delivered to the SPAC shall be deemed, subject to the terms of Section 3.06(f), to have been finally determined for purposes of this Agreement and to represent such Exchange Ratio Component at the Anticipated Closing Date for purposes of this Agreement.

(d) If the SPAC delivers a Dispute Notice on or prior to the Response Date, then Representatives of the SPAC and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the disputed portions of each Exchange Ratio Component, which, when such disputed portions are agreed upon, shall be deemed to have been finally determined for purposes of this Agreement and to represent such Exchange Ratio Component at the Anticipated Closing Date for purposes of this Agreement.

(e) If Representatives of the SPAC and the Company are unable to negotiate an agreed-upon determination of each Exchange Ratio Component at the Anticipated Closing Date pursuant to Section 3.06(d) within three (3) Business Days after delivery of the Dispute Notice (or such other period as the SPAC and the Company may mutually agree upon), then the SPAC and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Exchange Ratios Calculation. The Company shall promptly deliver to the Accounting Firm the relevant back-up materials used in preparing the Exchange Ratios Calculation, and the SPAC and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. The SPAC and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the SPAC and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of each Exchange Ratio Component made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent such Exchange Ratio Component at the Anticipated Closing Date for purposes of this Agreement, and the parties hereto shall delay the Closing until the resolution of the matters described in this Section 3.06(e). The fees and expenses of the Accounting Firm shall be allocated between the SPAC and the Company in the same proportion that the aggregate disputed amount of the Exchange Ratio Components that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Exchange Ratio Components.

(f) Following the final determination of each Exchange Ratio Component as of the Anticipated Closing Date in accordance with this Section 3.06 (either as a result of the mutual agreement of the parties hereto or the determination of the Accounting Firm), the parties hereto shall not be required to determine the Exchange Ratio Components again even though the Closing Date may occur later than the Anticipated Closing Date, except that either party may request a redetermination of the Exchange Ratio Components if the Closing Date is more than fifteen (15) Business Days after the Anticipated Closing Date (including as a result of the engagement of the Accounting Firm), in which event the procedures set forth in this Section 3.06 shall once again apply and the parties shall select a new Anticipated Closing Date.

Section 3.07 Exchange Offer. Concurrently with the effectiveness of the Registration Statement, the SPAC will commence an exchange offer pursuant to which stockholders of the SPAC that elect not to redeem their shares of SPAC Class A Common Stock in connection with the Merger may elect to exchange each share of SPAC Class A Common Stock for one share of SPAC Series A Preferred Stock (the “SPAC Exchange Offer”), which SPAC Exchange Offer will close as soon as reasonably practicable following the completion of the Merger.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), (which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (a) the section or subsection of this Article IV that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth and (b) any other section or subsection of this Article IV to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to the SPAC and Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Subsidiary of the Company (each a “Company Subsidiary”), is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on the Company Business. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Schedule 4.01(b) of the Company Disclosure Schedule. Other than with respect to the Company Subsidiaries, the Company does not directly or indirectly own and has never owned any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company 232,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock, of which 4,000,000 shares are designated as Series A Preferred Stock. As of the date hereof, (i) 139,153,144 shares of Company Common Stock are issued and outstanding, (ii) 4,000,000 shares of Series A Preferred Stock are issued and outstanding, (iii) no shares of Company Common Stock are held in the treasury of the Company, (iv) 218,000 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options and other purchase rights granted pursuant to the Company Option Plan (the “Company Share Awards”), (v) Company Warrants to purchase 8,695,000 shares of Company Common Stock are issued and outstanding, (vi) 77,000,000 shares of Company Common Stock are reserved for future conversion pursuant to the Company Convertible Notes.

(b) Other than the Company Options, the Company Warrants, the Company Convertible Notes and the conversion and other privileges of the Company Capital Stock pursuant to the Company’s Articles of Incorporation (as amended to date, including certificates of designation), there are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(c) Schedule 4.03(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Share Award outstanding: (i) the name of the Company Share Award recipient; (ii) the type of such Company Share Award and the number of shares of Company Capital Stock subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award, (iv) the date on which such Company Share Award was granted; (v) the vesting schedule of such Company Share Award, including the terms of any acceleration rights thereunder; (vi) the date on which such Company Share Award expires; (vii) whether such Company Share Award is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code; (viii) whether such Company Share Award may be early-exercised; and (ix) the extent to which such Company Option has been early-exercised. All outstanding Company Share Awards were granted under the Company Option Plan in compliance in all material respects with all Laws and the terms and conditions of the Company Option Plan and have grant dates identical to the date on which the Company Board approved the issuance of such Company Share Award. Each Company Share Award was duly authorized no later than the date on which such Company Share Award was granted by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval and the award agreement governing such grant was duly executed and delivered by each party thereto. The Company has made available to the SPAC an accurate and complete copy of the Company Option Plan pursuant to which Company has granted the Company Share Awards that are currently outstanding and the form of all award agreements evidencing such Company Share Awards.

(d) No Company Option was granted with an exercise price per share less than the fair market value (pursuant to Section 409A or Section 422, as applicable, of the Code) of the underlying Company Common Stock as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock are subject to vesting as of the date hereof and no Company Options are “early exercisable” as of the date hereof. The treatment of Company Options under Section 3.01(b) hereof is permitted under the Company Option Plan, applicable Laws, and the underlying individual agreements for such Company Share Awards without obtaining the consent of any holder thereof. The Company has no outstanding commitments to grant Company Options.

(e) Schedule 4.03(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Warrant outstanding: (i) the name of the holder of such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has made available to the SPAC an accurate and complete copy of each Company Warrant. All shares of the Company subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. Each of the Company Warrants shall be exercised in full for shares of Company Common Stock prior to the Closing, cancelled, or is or will be capable of being assumed by the SPAC as contemplated by Section 3.01(b) without any further consent or action by the holder thereof.

(f) Schedule 4.03(f) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to the Company Convertible Notes: (i) the name of each holder of any of the Company Convertible Notes; (ii) the aggregate amount of principal and interest outstanding under each of the Company Convertible Notes as of the date of this Agreement; (iii) the interest rate applicable to each of the Company Convertible Notes; and (iv) the issuance date and maturity date of each of the Company Convertible Notes. The Company has made available to the SPAC accurate and complete copies of the Company Convertible Notes. All shares of Company Common Stock subject to issuance pursuant to the Company Convertible Notes, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(g) There are no outstanding and currently exercisable contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(h) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award as a result of the proposed transactions herein, and (ii) all outstanding shares of Company Capital Stock, Company Share Awards, Company Warrants, Company Convertible Notes and shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws, (B) the terms of the Company Option Plan (if applicable) and (C) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(i) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(j) The shareholders of the Company collectively own directly and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Capital Stock). Except for the shares of Company Capital Stock held by the shareholders of the Company and except as set forth on Schedules 4.03(c), (e), and (f), no other shares or other equity or voting interest of the Company are issued and outstanding, and no options, warrants or other rights to acquire any shares or other equity or voting interest of the Company though authorized and reserved are issued and outstanding.

(k) All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(l) After the Effective Time, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities. As of the date hereof, each share of Series A Preferred Stock is convertible into approximately five (5) shares of Company Common Stock.

Section 4.04 Authority. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Shareholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Shareholder Approval, which the Company Shareholder Vote shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL and the Minnesota Statutes). This Agreement has been, and the other Transaction Documents to which the Company is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL and Section 302A.673 of the Minnesota Statutes shall not apply to the Merger, this Agreement, the Shareholder Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will at the Closing be a party do not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and the Minnesota Statutes and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Schedule 4.05(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, binding guidance, judgment, decree, award or other order, in each case, of any Governmental Authority or self-regulatory body (“Law(s)”) applicable to the Company or any Company Subsidiary, by which any property or asset of the Company or any Company Subsidiary is bound or affected or which the Company or any Company Subsidiary has agreed to comply with, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not constitute a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, provincial, county, municipal or local or non-United States government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, ministry, authority, body or commission or any court, tribunal, or judicial or public or private arbitral body (a “Governmental Authority”), except (i) for compliance with and filings under the HSR Act and consents required pursuant to any other Antitrust Laws, (ii) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws and filing and recordation of appropriate merger documents as required by the DGCL and the Minnesota Statutes, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, does not constitute a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is, and since January 1, 2020 has been, in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals, clearances, exemptions, registrations, listings, and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted or was at such time being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit.

Section 4.07 Regulatory Matters.

(a) All of the Company Products are being and have been manufactured, processed, developed, packaged, labeled, promoted, marketed, sold, stored, tested, distributed, imported and exported in material compliance with all applicable requirements under any applicable Law, including all Laws regarding non-clinical testing, clinical research, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals.

(b) The Company has timely filed with the applicable regulatory authorities (including, without limitation, the FDA or any other Governmental Authority performing functions similar to those performed by the FDA) all material submissions, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions, including but not limited to adverse event reports, required to be filed under applicable Law, including all Laws and/or those regarding non-clinical testing, clinical research, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals. All such submissions, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, documents, declarations, listing, registrations, reports, statements, amendments, supplements or submissions. To the knowledge of the Company, (i) each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and (ii) any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Authority.

(c) Except as set forth on Schedule 4.07(c) of the Company Disclosure Schedule, the Company has not received any notification of any pending or, to the knowledge of the Company, threatened (i) action, suit, claim, investigation, proceeding or order alleging potential or actual non-compliance with any Company Permits or Laws; or (ii) non-ordinary course audit, inspection or investigation by any Governmental Authority.

(d) No Company Product has been seized, withdrawn, recalled, detained, subject to an import alert, or subject to a suspension of manufacturing and there are no facts or circumstances reasonably likely to cause the seizure, denial, withdrawal, recall, detention, field notification, field correction, import alert, safety alert or suspension of manufacturing relating to any such product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such Company Product are pending or, to the knowledge of the Company, threatened against the Company.

(e) The Company has not received or been subject to any action, notice, warning, administrative proceeding, review, or investigation by a Governmental Authority, including any FDA Form 483, FDA warning letter or untitled letter or any similar notice, that (i) alleged or asserted that the Company violated any applicable Laws, (ii) commenced, or threatened to initiate, any action, suit, claim, investigation, proceeding or order to withdraw a premarket clearance or investigational device exemption of any Company Product or product candidate, (iii) commenced, or threatened to initiate, any action, suit, claim, investigation, proceeding or order to enjoin manufacture or distribution of any Company Product or product candidate; or (iv) commenced, or threatened to initiate any action, suit, claim, investigation, proceeding or order to change the labeling or classification of any Company Product or product candidate.

(f) Neither the Company nor, to the knowledge of the Company, any of its officers, employees or agents (i) is or has been debarred under 21 USC § 335a or excluded pursuant to 42 U.S.C. § 1320a-7, or equivalent actions under the Laws in any jurisdiction, (ii) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 USC § 335a or exclusion pursuant to 42 U.S.C. § 1320a-7 or equivalent actions under the Laws in any jurisdiction, or (iii) has been convicted of, charged with or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary duty, financial misconduct, controlled substances or obstruction of an investigation.

(g) To the knowledge of the Company, neither the Company nor any of its officers, employees or agents has (i) made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for a Governmental Authority to allege a violation of any applicable Law, including without limitation, for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor, to the knowledge of the Company, any of its officers, employees, or agents is the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or by any other Governmental Authority pursuant to any similar Law.

Section 4.08 Financial Statements.

(a) The Company has made available to the SPAC true, correct and complete copies of the audited consolidated balance sheets and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the years ended December 31, 2021 and December 31, 2020 (collectively, the “Audited Financial Statements”), which are attached as Schedule 4.08(a) of the Company Disclosure Schedule and which contain an unqualified report thereon of the Company’s auditors. The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) fairly present, in all material respects, the financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein, and (iii) were audited in accordance with the standards of the PCAOB.

(b) The Company has made available to the SPAC a true, correct and complete copy of the consolidated unaudited balance sheet of the Company as of December 31, 2022 (the “Unaudited Balance Sheet”), and the related unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the twelve (12)-month period then ended, which are attached as Schedule 4.08(b) of the Company Disclosure Schedule (such financial statements, including the Unaudited Balance Sheet, the “Unaudited Financial Statements”, and collectively with the Audited Financial Statements, the “Financial Statements”). Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individually or in the aggregate material) and fairly present, in all material respects, the financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(c) Except as and to the extent set forth on the Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the Unaudited Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, or (iii) liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d) Since January 1, 2020, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Sec. 1514A(a).

(f) All accounts receivable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the Unaudited Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Financial Statements. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2021, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(g) Except as set forth in Schedule 4.08(g) of the Company Disclosure Schedule, all accounts payable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the Unaudited Balance Sheet are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the Unaudited Balance Sheet, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

Section 4.09 Absence of Certain Changes or Events. Since the date of the Unaudited Balance Sheet, and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.10 Absence of Litigation. Except as set forth on Schedule 4.10 of the Company Disclosure Schedule, there is no, and since January 1, 2020 has been no, litigation, suit, claim, action, proceeding, charge, complaint, inquiry, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any directors, officers or employees thereof in their respective capacities as such, or any property or asset of the Company or any Company Subsidiary before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Employee Benefit Plans.

(a) All employment and material consulting contracts or agreements to which the Company or any Company Subsidiary is a party, and with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has or may have any obligation have been made available to the SPAC. Schedule 4.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, commission, stock option, stock purchase, restricted stock, incentive, phantom stock, stock appreciation right, restricted stock unit other incentive equity or equity-based right or award, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, employment, consulting, fringe benefit, sick pay and vacation or paid time off plans or arrangements or other compensation and employee benefit plans, programs, agreements, policies, practices or arrangements, whether written or unwritten, in each case which are maintained, contributed to or sponsored by the Company, any Company Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant, or other eligible service provider, or under which the Company or any Company Subsidiary has or could have any liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to the SPAC, if applicable (i) a true and complete copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications thereto, (iii) a copy of the filed IRS Form 5500 annual report and accompanying schedules for the last three years for each Plan, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years, (vi) nondiscrimination and other compliance testing reports for each Plan for the last three years, and (vii) any written reports constituting a valuation of the shares of Company Common Stock for purposes of Section 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm. Neither the Company, any Company Subsidiary nor any ERISA Affiliate has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Company, a Company Subsidiary nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to or have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, and (iii) a multiple employer plan subject to Section 413(c) of the Code. The Company does not have or reasonably expect to have any liability under a multiple employer welfare arrangement under ERISA. None of the Plans that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another person would be deemed a “single employer” with such person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Except as required pursuant to or contemplated by this Agreement or as set forth on Schedule 4.11(d) of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the completion of the Transaction, alone or together with any other event whether contingent or otherwise (including any termination of service), will (i) result in any payment or benefit becoming due or payable, or required to be provided to any Person, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Person, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv)  increase the amount of compensation due to any Person or (v) result in any amounts paid or payable to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e) None of the Plans provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide retiree medical, life, disability or other health benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any similar State coverage continuation Law.

(f) Each Plan is and has been established, maintained, operated, funded and administered in compliance with its terms and, in all material respects, in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company, any Company Subsidiary and its ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan that has resulted or is reasonably likely to result in liability to the Company or any Company Subsidiary. No Action is pending or, to the knowledge of the Company, any Company Subsidiary or ERISA Affiliate, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, any Company Subsidiary or ERISA Affiliate, no facts or events exist that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) with respect to a preapproved plan, is entitled to rely on a favorable opinion or advisory letter from the IRS with respect to the underlying preapproved plan, and to the knowledge of Company, any Company Subsidiary or ERISA Affiliate, no fact or event has occurred and no facts or circumstances exist that would reasonably be expected to result in the revocation of the qualified status of any such Plan or the exempt status of any such trust by the IRS.

(h) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries. Neither the Company, any Company Subsidiary nor ERISA Affiliate maintains, administers or has any liability (contingent or otherwise) with respect to a defined benefit plan that is subject to Section 412 of the Code or Title IV of ERISA or other applicable Law. Each Plan required to be funded by applicable Law or the terms of such Plan has been, is and will be materially funded as of the Closing, subject to and to the extent required by applicable Law or the relevant Plan.

(j) The Company, any Company Subsidiary and each of its ERISA Affiliates has each complied in all material respects with the applicable notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company, any Company Subsidiary and each of its ERISA Affiliates, and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is in material compliance with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any Company Subsidiary or any ERISA Affiliate or any Health Plan to any liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code and any award thereunder, in each case, that is subject to Section 409A has been documented, administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

(m) The Company does not have any agreements that provide for, nor has it made any promises to “gross up” any person for any Taxes, including any Taxes pursuant to Section 409A or Section 4999 of the Code.

(n) With respect to all Plans that are subject to the Laws of any jurisdiction outside of the United States of America (the “Foreign Plans”): (i) the Foreign Plans have been maintained in accordance with all applicable requirements and all applicable Laws; (ii) if intended to qualify for special Tax treatment, the Foreign Plans meet all requirements for such treatment; (iii) if intended to be funded and/or book-reserved, the Foreign Plans are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; and (iv) no liability exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Foreign Plans.

Section 4.12 Labor and Employment Matters.

(a) Schedule 4.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) title or position (including whether full or part-time); (ii) location and employing entity; (iii) hire date; (iv) treatment by the Company as exempt or non-exempt under applicable overtime and wage and hour Laws; (v) current annual base compensation rate (or, for hourly employees, the applicable hourly compensation rate); (vi) commission, transaction bonus, retention bonus, other bonus or other incentive based compensation; (vii) average weekly work hours, and (viii) accrued paid time off. All employees of the Company are employed at will. Except as set forth on Schedule 4.12(a) of the Company Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions and bonuses and any termination indemnities, due and payable to all current and former employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or other service providers, which Actions would be material to the Company and the Company Subsidiaries, either individually or taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have the Company or any Company Subsidiary been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (a “Labor Agreement”), (iii) to the knowledge of the Company, there are and have been no activities or proceedings of any labor union, works council or labor organization to organize any such employees; (iv) there are no unfair labor practice complaints threatened or pending against the Company or any Company Subsidiary before the National Labor Relations Board or similar Governmental Authority; and (v) there is not now, nor has there been in the past five (5) years, any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar or material labor disruption or dispute with respect to the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries are and, for the past four (4) years, have been in material compliance with all applicable Laws and contracts relating to employment, including employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, termination and discharge, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or foreign Law (collectively, the “WARN Act”)), reasonable accommodation, disability rights or benefits, immigration, hiring, meal and rest breaks, overtime, payroll documents and wage statements, pay equity, affirmative action obligations, proper classification of employees and other service providers, workers’ compensation, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state or local Laws and orders by Governmental Authorities related to COVID-19), wages, hours, collective bargaining and the payment and withholding of Taxes and other sums and social contributions as required by the appropriate Governmental Authority. Neither the Company or any Company Subsidiary are liable in any material amount for any arrears of wages, Taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing Laws. The Company and each of the Company Subsidiaries are and, for the past four (4) years have been, in material compliance with the requirements of the Immigration Reform Control Act of 1986. All current and former employees of the Company and the Company Subsidiaries, as applicable, have at all times been properly classified and treated as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Laws, and all current and former independent contractors and temporary workers of the Company or the Company Subsidiaries, as applicable, have been properly classified and treated as such. There have been no misclassification claims filed or, to the knowledge of the Company, complained to or threatened against the Company or any Company Subsidiary by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d) (i) The Company and each Company Subsidiary have complied, and are in compliance in all material respects with, have not materially violated, and are not in material violation of, and have not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law relating or pertaining workplace health and safety (including COVID-19); and (ii) the Company has delivered to the SPAC accurate and complete copies of all Company policies implemented in relation to workplace health and safety (including COVID-19).

(e) Except as set forth on Schedule 4.12(e) of the Company Disclosure Schedule, there has been (i) no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that would trigger the obligations of the Company or any Company Subsidiary under the WARN Act and (ii) no termination of employment (including by resignation or otherwise) of any officers, managers, key employees in the six-month period prior to Closing.

(f) No officer, manager or key employee of the Company or the Company Subsidiaries has given written notice to the Company or the Company Subsidiaries as of the date of this Agreement that such employee intends to terminate his or her employment.

(g) In the past five (5) years, there have been no allegations of sexual harassment or misconduct involving any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary.

(h) Schedule 4.12(h) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of names of all of the independent contractors, consultants, temporary employees, leased employees and other agents employed or used by the Company or any Company Subsidiary and classified by the Company or any Company Subsidiary as other than employees, or compensated other than through wages paid by the Company or any Subsidiary through such entity’s payroll department (each, a “Contingent Worker”) of the Company and each Company Subsidiary and for each, (a) such individual’s compensation amount and arrangement (including whether paid on an hourly or project basis), (b) such individual’s initial date of engagement, (c) a description of services provided, (d) identification of the staffing company or agency through which they are engaged (if applicable), (e) location where services are provided, (f) average hours worked per week, or alternatively, the total hours worked by such Contingent Worker, and (g) whether engaged as an individual or through an entity. All compensation payable to all Contingent Workers of the Company and its Company Subsidiaries for services performed has been paid in full and there are no outstanding agreements, understandings, or commitments of the Company regarding any compensation.

Section 4.13 Real Property; Title to Assets.

(a) There is no Owned Real Property.

(b) Schedule 4.13(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct, and complete copies of all Lease Documents have been made available to the SPAC. Except as otherwise set forth in Schedule 4.13(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions, or other contracts granting to, and neither the Company nor any Company Subsidiary is a party to any lease, sublease, concession or other contract granting to the Company or Company Subsidiaries, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary, has leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens.

(e) To the knowledge of the Company, (i) there exists no restrictions, covenants or encumbrances which prevent any of the Leased Real Property from being used for the Company Business or would prevent or require consent from a third party as a result of the Transactions or would be material and adverse to the Company and the Company Subsidiaries, taken as a whole; (ii) the Leased Real Property is in material compliance with all applicable Laws; (iii) no proceedings in eminent domain, condemnation or other similar proceedings are pending or threatened against any Leased Real Property; (iv) there are no properties previously owned, leased or occupied by the Company or any Company Subsidiary in respect of which the Company or any Company Subsidiary has any material contingent or potential liabilities; and (v) each Leased Real Property is in good condition and repair and suitable in all material respects for the conduct of the Company Business.

Section 4.14 Intellectual Property.

(a) Schedule 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); and (ii) all material unregistered Trademarks used as names for Company Products, owned by the Company or used by the Company in connection with the Company Business. The Company has delivered to the SPAC correct and complete copies of all registrations and applications for Registered Company IP, as amended to date, with all correspondence and file wrapper materials related thereto.

(b) The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and all Company Software. The consummation of the Transactions will not result in (a) any loss or impairment of the Company’s or any Company Subsidiary’s right to own or use any Company IP, including any loss of exclusivity or decrease in license scope, (b) any increase in royalty or other payment obligations of the Company or of any Company Subsidiary, (c) the grant of any new license, or an increase in the scope of any license granted by the Company or any Company Subsidiary, or (d) any other change in the terms or conditions applicable to the Company IP immediately prior to the Closing. All Company-Owned IP is subsisting and, excluding any Registered Company IP that consists solely of an application for registration, is valid and enforceable. All Registered Company IP is currently in compliance with all applicable legal requirements.

(c) The Company and each of its applicable Company Subsidiaries have taken reasonable actions to maintain, protect and enforce Intellectual Property rights in and to all Company-Owned IP, all Company Software, all Company Products, and all Company Services, including the secrecy, confidentiality and value of its Trade Secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries have disclosed any Trade Secrets or other Confidential Information that is material to the business of the Company and/or any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Trade Secrets and Confidential Information.

(d) (i) There are no claims pending and, since January 1, 2020, have been no claims filed and served, or threatened in writing (including email), against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Software, Company Products, and/or Company Services) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) no person, including any employee or former employee of Company or any Company Subsidiary, has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or any of the Company Subsidiaries of any Company-Owned IP; and (v) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, developed or conceived any Company-Owned IP (i) for or on behalf of Company or any of the Company Subsidiaries, or (ii) in the course of and related to his, her, or its relationship with the Company or the applicable Company Subsidiary (in each case a “Contribution”) have executed valid, written agreements with the Company or one of the Company Subsidiaries pursuant to which such persons have presently and irrevocably assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Contribution, or the Company or one of the Company Subsidiaries owns such Contribution by operation of applicable Law. To the knowledge of the Company, no current or former officer or employee of the Company or any of the Company Subsidiaries: (A) is, nor has been, in violation of any term or covenant of any agreement (including, without limitation, any employment or settlement agreement or stipulation) with any other person, or any order or judgment of any court, arbitrator or other Governmental Authority, by virtue of such employee or Contingent Worker being employed by, performing services for, or developing Intellectual Property used by, the Company or any Company Subsidiary, or is, nor has been while such employee or Contingent Worker has been employed by, performed services for, or developed Intellectual Property used by, the Company or any Company Subsidiary, using Trade Secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP; or (C) has developed any Intellectual Property for the Company or any of the Company Subsidiaries that is subject to any agreement under which such employee or Contingent Worker has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(f) Open Source.

(i) All use, licensing, providing, delivery and distribution of Company Software, Company Products, Company Services and Open Source Materials by or through the Company and each of the Company Subsidiaries is in compliance in all material respects with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements.

(ii) The Company has not incorporated, embedded, bundled, used, distributed, linked, or otherwise provided any Open Source Materials into, with, or in connection with any Company Software, Company Products and/or Company Services in a manner that requires any Company Software or other Company-Owned IP, or any portion thereof, to be subject to Copyleft Licenses, or requires the Company, any Company Subsidiary, to grant any Patent license or other Patent rights with respect to Company-Owned IP.

(g) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. In the past three (3) years, to the knowledge of the Company, there has not been a material failure with respect to any of the Business Systems that has not been remedied. The Company and each of the Company Subsidiaries maintain commercially reasonable business continuity and disaster recovery plans.

(h) The Company and each of the Company Subsidiaries have, since January 1, 2020, materially complied and are currently in material compliance with (i) all applicable federal, state, local and foreign Laws, rules and regulations pertaining to data protection and privacy, data transfers, cyber security, breach notification, recording, surveillance, biometrics, location, artificial intelligence, machine learning, automated decision marking, and e-commerce, including without limitation, and as the case may be, the Regulation (EU) 2016/279 of the European Parliament and of the Council (General Data Protection Regulation) and any European Union member state Law implementing said regulation, HIPAA and the Health Information Technology for Economic and Clinical Health Act (“HITECH”), the Fair Credit Reporting Act (including the Fair and Accurate Credit Transactions Act of 2003), the California Consumer Privacy Act, the Virginia Consumer Data Protection Act and other similar laws, in each case, as amended and the rules or regulations implemented thereunder, and the Processing of Personal Information (“Privacy Laws”), (ii) any applicable privacy, data protection, security and other policies and procedures of the Company and/or the Company Subsidiaries, respectively, required under HIPAA or other Privacy Laws, concerning the Processing of Personal Information and a comprehensive information security program that includes appropriate written information security policies, (iii) applicable industry standards, guidelines, and self-regulatory programs regarding Personal Information to which the Company or any Company Subsidiary is bound including the Payment Card Industry Data Security Standard, and (iv) all contractual commitments that the Company or any Company Subsidiaries have entered into or to which the Company or the Company Subsidiaries are bound with respect to the privacy, data protection, Processing and/or security of Personal Information (collectively, (i)-(iv) the “Privacy Requirements”). The Company has delivered to Merger Sub accurate and complete copies of all Privacy Requirements. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the Transactions, nor the Company’s or a Company Subsidiary’s Processing of Personal Information will violate any of the Privacy Requirements.

(i) The Company and the Company Subsidiaries have licensed, obtained and/or purchased all Personal Information in accordance with Privacy Requirements and required any Persons providing Personal Information to the Company and the Company Subsidiaries to comply with applicable Privacy Requirements. The Company and the Company Subsidiaries have provided notifications to, obtained valid and documented consent from, and honored any opt-out or other privacy request from persons regarding the Processing of Personal Information where such action is required by Privacy Requirements including in connection with (i) the use of cookies, devices or browsers, (ii) the use of session replay technology, call recording, pre-recorded messages, automated telephone dialing systems, cross-device tracking, cross context behavioral advertising, location, automated decision making, profiling, artificial intelligence or of biometrics or other sensitive Personal Information, (iii) the selling of Personal Information, or (iv) any user, device, account, or other tracking technology or similar technology. There has been no interception, disclosure of, recording of, improper transfer of, provision of access to, or other Processing of electronic communications or other information in violation of any Privacy Requirements by or for the Company.

(j) The Company and the Company Subsidiaries have not (i) received direct written communication from any site, application, device, or platform (“Property”) owner or operator that Company’s or Company Subsidiaries’ access to the Property is unauthorized; (ii) entered into an agreement with any Property owner or operator prohibiting scraping or other activity; (iii) accessed any information through circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a Property that prohibits such activity through terms or Laws.

(k) Except as provided in Schedule 4.14(l) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not sell, share, rent, or otherwise make available any Personal Information to a person for the persons’ own use, and do not collect biometric data, biometric information or location data.

(l) The Company and the Company Subsidiaries have each implemented and maintained, and to the Company’s knowledge, have required third parties that process Personal Information on their behalf to implement and maintain, a written information security program and commercially reasonable and appropriate physical, technical and administrative security safeguards designed to protect the security, confidentiality, integrity and availability of the Personal Information Processed by or on behalf of the Company or a Company Subsidiary, as applicable. The Company and the Company Subsidiaries have remediated all critical and high findings as a result of any external and internal assessments or audits performed. Neither the Company nor any of the Company Subsidiaries has (x) experienced any data or security breaches or unauthorized Processing or unavailability of Personal Information including those that were required to be reported under applicable Privacy Requirements; (y) received a demand for or paid any ransomware or experienced a successful phishing, social engineering, or business email compromise incident (in either case, (x) or (y), a “Security Incident”). The Company and the Company Subsidiaries have not provided any notices to, nor have they been legally required to provide any such notices, to any Person as a result of any such Security Incident. Neither the Company nor any Company Subsidiaries has been subject to nor received written notice of any audits, proceedings, or investigations by any Governmental Authority or any person with respect to, or received any written claims or complaints alleging the violation of, any applicable Privacy Requirements. The Company has not been obligated to make any notification of a breach of Protected Health Information as defined under HIPAA or other Personal Information to individuals, the media, the Secretary of the U.S. Department of Health and Human Services, any state attorney general or any other governmental body pursuant to HIPAA, HITECH or any applicable Law.

(m) The Company and the Company Subsidiaries are, and at all times have been in compliance with all U.S. federal and state Laws and regulations pertaining to sales, marketing, and electronic communications, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.

(n) The Company and the Company Subsidiaries are, and at all times have been in compliance with relevant requirements of HIPAA and HITECH. Without limiting the foregoing:

(i) the Company and the Company Subsidiaries have implemented reasonable administrative, physical and technical safeguards to ensure the confidentiality, integrity, and security of electronic Protected Health Information in compliance with the HIPAA Security Rule as set forth in 45 C.F.R. Part 160 and subparts A and C of 45 C.F.R. Part 164.

(ii) the Company and the Company Subsidiaries have conducted risk assessments in accordance with 45 C.F.R. § 164.308(a)(1)(ii)(A) and have implemented safeguards to reduce all moderate to high-risk findings to a reasonable level.

(iii) the Company and the Company Subsidiaries have current and valid Business Associate Agreements with each (i) Covered Entity for which the Company or any Company Subsidiary provides functions or activities that render the Company or the Company Subsidiary a Business Associate of such Covered Entity, and (ii) Business Associate and each Subcontractor of the Company or a Company Subsidiary that is a Business Associate of the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary has not breached any material terms of any Business Associate Agreement to which it is a party. To the Company’s knowledge, no Covered Entity, Business Associate or Subcontractor has breached any material term of any Business Associate Agreement to which the Company or a Company Subsidiary is a party. For purposes of this subsection, the terms “Covered Entity,” “Business Associate,” “Subcontractor” and “Business Associate Agreements” shall have the meanings given such terms under HIPAA and HITECH.

(o) All current officers, management employees, technical and professional employees, and Contingent Workers of the Company and the Company Subsidiaries are under obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information, including Personal Information, acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees, technical or professional employees, and Contingent Workers of the Company or any Company Subsidiaries are in breach of any such obligations to the Company or any of the Company Subsidiaries.

(p) Neither this Agreement nor any Transactions will result in the following under or pursuant to any contracts to which the Company or any of the Company Subsidiaries is a party, or by which any assets or properties of the Company or of any of the Company Subsidiaries are bound: any person being granted rights or access to, or the placement in or release from escrow of, any Company Software source code.

(q) Schedule 4.14(q) of the Company Disclosure Schedule sets forth a true, correct and complete list of all contracts pursuant to which any person (i) has been provided any Company Software in source code format, or (ii) has obtained or may obtain rights to receive any Company Software in source code form through or from the Company or any Company Subsidiary, any escrow agent or any other person. The Company has not disclosed or delivered to any escrow agent or any other person any source code for any Company Software, and no person has any right to obtain access to or use any such source code.

(r) To the knowledge of the Company, no Governmental Authority, and no other national, multi-national, bi-national or international governmental organization, governmental research center, university, college, other educational institution, foundation, research center or non-profit institution provided or provides funding, facilities, personnel, Intellectual Property, technology, research, equipment, or other resources for the invention, creation, development or registration of any Company-Owned IP or has any rights to any Company-Owned IP.

(s) The Company has not received any opinion of counsel that a third party has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing or violating, any Company-Owned IP, Company Software, Company Products, and/or Company Services. The Company has not made any claim against any person alleging any infringement, misappropriation, misuse or violation of any Company-Owned IP, Company Software, Company Products, and/or Company Services.

(t) Neither the Company nor any Company Subsidiary has received any written notice or request to indemnify, defend or hold harmless any person with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property.

(u) Schedule 4.14(u) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Outbound IP Licenses.

(v) Schedule 4.14(v) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Inbound IP Licenses. The Company has paid, in full, all mandatory compensation the Company is required to pay to employees, contractors and consultants of the Company in relation to all Company-Owned IP, and neither this Agreement nor any Transactions will result in any further amounts being payable to any current or former employees, contractors or consultants of the Company in relation to any Company-Owned IP.

(w) The Company has not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) (including any commitments, promises, submissions, suggestions, statements or declarations) that would obligate the Company or any Company Subsidiary to grant licenses to any person or otherwise impair or limit the Company’s or any of the Company’s Subsidiaries’ control of any Company-Owned IP.

Section 4.15 Taxes.

(a) The Company and each Company Subsidiary: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes (whether or not shown on any Tax Return) that they were obligated to pay, except with respect to current Taxes not yet due and payable, Taxes that are being contested in good faith and that are described in clause (a)(v) below; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company, for any material Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return, and will not, as of the Closing Date, exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with past custom and practice.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding any agreement, contract, or arrangement the primary purpose of which does not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement, or commitment other than an agreement, contract, arrangement, or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(d) The Company and each Company Subsidiary have withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, Contingent Worker, creditor, shareholder or other third party and have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) No person holds shares of capital stock of the Company that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been timely made.

(f) None of the Company, any Company Subsidiary or any affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any Plan or contract or other benefit that would reasonably be expected to obligate it to make any payments that would not be deductible under Section 280G of the Code or result in the payment of an excise Tax by any person under Section 4999 of the Code.

(g) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined, or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(h) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (but excluding any contract the primary purpose of which does not relate to Taxes), or otherwise.

(i) Neither the Company nor any Company Subsidiary (i) has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand; or (ii) has entered into any closing agreement, private letter ruling, technical advice memoranda or similar agreements with any Tax authority.

(j) Neither the Company nor any Company Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) The Company is, and has been at all times since its formation, properly classified as a domestic corporation for U.S. federal and applicable state and local income Tax purposes, and each Company Subsidiary is, and has been at all times since its formation, properly classified either as a domestic corporation or a domestic disregarded entity for U.S. federal and applicable state and local income Tax purposes.

(l) Neither the Company nor any Company Subsidiary has filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(m) Each of the Company and each Company Subsidiary has (i) properly complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) to the extent applicable, properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not sought (nor has any Affiliate that would be aggregated with the Company or any Company Subsidiary and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act except as contemplated by clause (i) above.

(n) Neither the Company nor any Company Subsidiary has engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(o) Neither the IRS nor any other Tax authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes.

(p) Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(q) Neither the Company nor any Company Subsidiary has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(r) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(s) Neither the Company nor any Company Subsidiary has been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Section 4.16 Environmental Matters. (a) None of the Company nor any of the Company Subsidiaries has materially violated since January 1, 2018 or is in material violation of any Environmental Law or any permit, license or other authorization issued to each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permit”) and all past non-compliance has been resolved without ongoing obligations or costs; (b) there has been no Release of Hazardous Substances at any of the properties or facilities (including without limitation, soils and surface and ground waters) currently, or to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary or at any location or facility where wastes from the business or assets of the Company or the Company Subsidiaries are disposed of or recycled; (c) none of the Company or any of the Company Subsidiaries is, in any material respect, actually, or to the knowledge of the Company, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material Environmental Permits required under applicable Environmental Law; (e) all material Environmental Permits are in full force and effect and there are no facts or circumstances that would be reasonably expected to result in the revocation or modification of any material Environmental Permit; (f) none of the Company nor any of the Company Subsidiaries is or has been since January 1, 2018 the subject of any claims, actions or suits relating to Hazardous Substances or arising under Environmental Laws, and to the knowledge of the Company, there are no facts or circumstances that would be reasonably expected to result in any material future claims, liabilities or actions; (g) none of the Company or any of the Company Subsidiaries is subject to any material outstanding order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award of any Governmental Authority under Environmental Laws; (h) no consent, approval or authorization of or registration or filing with any Governmental Authority is required by Environmental Laws or Environmental Permits in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions; (i) none of the Company or any of the Company Subsidiaries has assumed, undertaken or provided an unexpired indemnity with respect to any material liability, in each case relating to Hazardous Substances or relating to Environmental Laws; and (j) there neither are nor have been any landfills, disposal areas, aboveground storage tanks or underground storage tanks at any of the Company’s currently or formerly owned, leased or operated properties; (k) the Company has made available to the SPAC true, correct and complete copies of all Phase I environmental reports and other environmental sampling and monitoring data, Phase II environmental reports, environmental health and safety audits or inspections, and material documents related to any proceeding or unresolved material liability arising under Environmental Laws relating to the Company or any of the Company Subsidiaries or any other current or former property, facility or operating location.

Section 4.17 Material Contracts.

(a) Schedule 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of currently active contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth Schedule 4.17(a) of the Company Disclosure Schedule along with any Plan listed on Schedule 4.11(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) all contracts with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over the past twelve (12) months;

(ii) all broker, distributor, dealer, reseller, manufacturer’s representative, franchise, agency, sales representative, sales promotion, market research, marketing consulting and advertising contracts and agreements that require annual payments of $250,000 or more by the Company or any Company Subsidiary;

(iii) all (x) management and employment contracts (excluding at-will contracts for employment or at-will offer letters that do not contain any severance or change of control provisions) and (y) contracts with Contingent Workers and their related entities (if applicable), including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary;

(iv) all Labor Agreements and all contracts, agreements or arrangements with a professional employer organization or other contract, agreement or arrangement providing for co-employment of employees of the Company or any Company Subsidiary;

(v) all contracts and agreements evidencing indebtedness for borrowed money with a principal amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary;

(vi) all agreements or instruments guarantying the debts or other obligations of any person;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts relating to the settlement of any internal complaint, grievance, claim, investigation, or other dispute with the Company or any of its Company Subsidiaries in an amount greater than $250,000;

(ix) all contracts and agreements with any Governmental Authority, other than any Company Permits;

(x) all contracts and agreements that (A) involving the granting of rights to manufacture, produce, assemble, license, market or sell the Products, or (B) limit, or purport to limit, the exclusive right of the Company or any Company Subsidiary to develop, manufacture, assemble, distribute, market or sell the Products or that otherwise limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary non-solicitation and non-hire provisions, and customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xii) all leases or master leases of personal property reasonably likely to result in annual payments of $250,000 or more in a twelve (12)-month period;

(xiii) each Outbound IP License;

(xiv) each Inbound IP License;

(xv) each Outbound IP License that includes any grant by the Company or any Company Subsidiary to any person of any express license, right or covenant not to sue with respect to any Patents, other than a nonexclusive license granted incidental to a sale of Company Products, license of Company Software, or provision of Company Services;

(xvi) all contracts and agreements involving the disposition of a material portion of the Company’s assets or the acquisition of the business or securities or ownership interests of another person;

(xvii) any contract that grants any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights or (D) exclusive rights to purchase, license or receive any Company Product, Company Software and/or Company Service;

(xviii) any contract providing for any minimum or guaranteed payments by the Company to any Person;

(xix) any contract that contains indemnification obligations of the Company in excess of $250,000 or pursuant to which the Company may reasonably incur liability in excess of $250,000; and

(xx) all contracts and agreements involving material uncapped indemnity obligations of the Company or any Company Subsidiary.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to the SPAC true, correct and complete copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

(c) Schedule 4.17(c) of the Company Disclosure Schedule sets forth a true and complete list of the twenty (20) largest suppliers of or vendors to the Company, including, without limitation, any professional employer organization, on a consolidated basis determined by Dollar volume of expenditures, for each of the years ended December 31, 2020 and 2021 and for the period from January 1, 2022 to September 30, 2022.

Section 4.18 International Trade Laws.

(a) The Company and the Company Subsidiaries are, and have been for the past five years, in compliance in all material respects with all International Trade Laws applicable to them, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing: (i) the Company and the Company Subsidiaries have obtained all material export and import licenses and other approvals required for their respective imports and exports of products, software and technologies required by any applicable International Trade Laws, and all such approvals and licenses are in full force and effect; (ii) the Company and the Company Subsidiaries are in material compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or to the knowledge of the Company, threatened in writing against any Company or Company Subsidiaries with respect to such export and import licenses or other approvals, except with respect to clauses (i), (ii) and (iii) does not constitute a Company Material Adverse Effect; and (iv) the Company and the Company Subsidiaries have processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation.

(b) The Company and the Company Subsidiaries have not, to its knowledge,

(i) exported, re-exported, transferred, licensed, or brokered the sale or license of any goods, software, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the International Trade Laws;

(ii) exported, re-exported, licensed, or transferred any goods, software, services, technology, or technical data to, on behalf of, or for the benefit of any sanctioned person or entity, or person or entity identified on any restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals and Blocked Persons List, and Foreign Sanctions Evaders List, maintained by Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Denied Persons List, Entity List, Military End User List, or Unverified List, maintained by the U.S. Department of Commerce’s Bureau of Industry and Security;

(iii) exported, re-exported, licensed, or transferred any goods, software, services, technology, or technical data that have been or will be (A) used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, military, military-intelligence or terrorist activities, or (B) used, transshipped, or diverted contrary to applicable International Trade Laws;

(iv) exported, re-exported, transferred, licensed, or imported any goods, software, services, technology, or technical data to or from Burma/Myanmar, Cuba, Crimea, Iran, North Korea, Sudan, Syria or Venezuela during a time at which such country or region and/or its government was subject to U.S. comprehensive trade embargoes under OFAC regulations, the Export Administration Regulations, or any other applicable statute, regulation or executive order;

(v) manufactured, exported or brokered any defense article or defense service as defined in the International Traffic in Arms Regulations, including within the United States and without regard to whether such defense article or defense service was subsequently exported, without the Company or Company Subsidiaries being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; or

(vi) received from any Governmental Authority or any other person any notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Authority concerning any actual or potential violation or wrongdoing related to International Trade Laws.

(c) Except as would not constitute a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor any director of or officer of any of the Company or any Company Subsidiary or, to the Company’s knowledge (as defined in the relevant International Trade Laws), any other representative or agent acting on behalf of the Company or any Company Subsidiary is currently identified on the Specially Designated Nationals List or otherwise currently subject to any U.S. sanctions administered by OFAC. The Company and the Company Subsidiaries have not, directly or indirectly in the last five years, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other person, in connection with any transactions, sales or operations in violation of U.S. sanctions administered by OFAC or for the purpose of unlawfully financing the activities of any person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 4.19 Insurance.

(a) Schedule 4.19(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy and bonds under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged (the “Insurance Policies”). True, correct and complete copies of such Insurance Policies have previously been made available to the SPAC. To the knowledge of the Company, there are no events, circumstances or other liabilities that give rise to a material claim under any such Insurance Policies.

(b) With respect to each such insurance of the Insurance Policies: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) no insurer has indicated in writing or, to the knowledge of the Company otherwise, that it will be cancelling or reducing coverage; (v) all premiums and other charges due have been paid; and (vi) no coverage is on an audited, retrospective, or similar premium basis.

(c) All occurrences, circumstances, and claims have been noticed under applicable Insurance Policies or bonds that would cover such matters or losses arising from them. With regard to any noticed occurrence, circumstance, or claim that relates to an ongoing or potentially ongoing matter, no insurer has denied or questioned coverage.

Section 4.20 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its shareholders, (b) approved this Agreement and the Transactions (including the Merger) and declared their advisability, and (c) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s shareholders. The Requisite Approval (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Company Shareholder Vote, if obtained, would qualify as the Company Shareholder Approval and no additional approval, or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.21 Compliance with Anti-Corruption Laws.

(a) The Company and the Company Subsidiaries are, and for the last six (6) years have been, in compliance with all applicable Anti-Corruption Laws.

(b) Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company or any Company Subsidiary, any officers, directors, executives, employees, shareholders, agents, or representatives or other party acting for or on behalf of any of the Company or any Company Subsidiary, has at any time (i) offered, authorized, promised, provided, or received any payments or anything else of value, whether directly or indirectly through a third party, in violation of the Anti-Corruption Laws, (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or made any false, incomplete, or misleading entries on any books or records for any purpose, (iii) used or is using, directly or indirectly through a third party, any corporate funds for any illegal contributions, gifts, entertainment, payments, travel, or other unlawful expenses, (iv) directly or indirectly through a third party, offered, authorized, promised, or provided anything else of value for the purpose of obtaining, retaining, and/or securing an improper advantage for the Company or any Company Subsidiary, or (v) has been or currently is under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit by any party, in connection with alleged or possible violations of any Anti-Corruption Laws or applicable Laws that prohibit fraud, money laundering, or other improper payments.

(c) For the last six (6) years, the Company and all Company Subsidiaries have adopted and maintained adequate policies, procedures, and controls to ensure that the Company and all Company Subsidiaries have been and remain in compliance with all Anti-Corruption Laws.

(d) For the last six (6) years, the Company and all Company Subsidiaries have maintained accounting and financial controls adequate to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts for the Company and each of the Company Subsidiaries; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the books, records, and accounts of the Company and all Company Subsidiaries; and (iii) the Company and all Company Subsidiaries have not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of the Company and each of the Company Subsidiaries accurately reflect in reasonable detail the character and amount of all transactions, and the Company and all Company Subsidiaries have not had or maintained any bank or other financial account that is not or was not accurately disclosed in their books, records, and accounts.

(e) Neither the U.S. government nor any other Governmental Authority, nor any other entity or person, has notified the Company or any Company Subsidiary of any actual or alleged violation or breach of Anti-Corruption Laws or applicable laws that prohibit fraud, money laundering, or other improper payments. Neither the Company nor any Company Subsidiary has undergone and is not undergoing any review, investigation, inspection, or examination of records relating to the Company’s or any Company Subsidiary’s compliance with Anti-Corruption Laws. Neither the Company nor any Company Subsidiary has been, is now under, or has received any communication regarding any actual or potential administrative, civil, or criminal investigation, prosecution, or indictment, and are not party to any actions involving alleged false statements, false claims or other improprieties relating to compliance with Anti-Corruption Laws.

Section 4.22 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and as set forth in Schedule 4.22 of the Company Disclosure Schedule, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Schedule 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company and the Company Subsidiaries have not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no contract or arrangements between the Company or any Company Subsidiary and any family member of any director, officer or other affiliate of the Company or any Company Subsidiary.

Section 4.23 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.24 Health Care Compliance.

(a) Each of the Company and applicable Company Subsidiaries is operating, and at all times during the past six (6) years has operated, in compliance in all material respects with all Health Care Laws. None of the Company, applicable Company Subsidiaries and their respective affiliates or their respective directors, officers, managers, and, to the knowledge of the Company, its employees and consultants is in violation of or being investigated for violation of any Health Care Laws by which such Person is bound or to which any business activity or professional services performed by such Person for the Company (including services provided to other Persons but arranged by the Company) is subject. There are no material restrictions imposed by any Governmental Authority upon the business, activities or services of the Company, other than those generally applicable to companies that provide services similar to those provided by the Company. Each health care professional employed or otherwise retained by the Company has in good standing all permits required for such Person to perform such Person’s duties for the Company (including services provided to other Persons but arranged by the Company) and for the Company to obtain payment or reimbursement from patients.

(b) None of the Company and Company Subsidiaries is and has not during the past six (6) years participated in any Federal Health Care Programs.

(c) Exclusion of the Company from Federal Health Care Programs. None of the Company or Company Subsidiary is or ever has been (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

(d) None of the current directors, officers, managers, employees or independent contractors of the Company or applicable Company Subsidiary is or ever has been during such Person’s affiliation with the Company (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Federal Health Care Program requirement or Health Care Law, (iii) listed on the General Services Administrative published list of parties excluded from federal procurement programs and non-procurement programs or (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(e) The Company, Company Subsidiaries, and its directors, managers, officers, personnel (whether employed or engaged as independent contractors), and authorized representatives are operating and for the past six (6) years operated in compliance in all material respects with the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), and California equivalent statutes, and all other applicable Health Care Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any past, present or potential patient, physician, supplier, contractor, third-party payor or other Person in a position to refer, recommend or arrange for the referral of patients or other health care business to such Person (a “Referral Source”) or to whom such Person refers, recommends or arranges for the referral of patients or other health care business (a “Referral Recipient”). Schedule 4.24(e) of the Company Disclosure Schedule lists all direct and indirect compensation arrangements, ownership interests and other financial relationships between a Referral Source or Referral Recipient on the one hand, and the Company or any of its directors, managers, officers, personnel (whether employed or engaged as independent contractors), and authorized representatives, on the other hand. None of the Company’s independent contractors currently provide or ever has provided, directly or indirectly, sales representative or marketing services to the Company’s Referral Recipients.

(f) None of the Company, Company Subsidiaries, and their facilities are accredited by The Joint Commission or any other third-party accreditation organization.

Section 4.25 Brokers. Except as set forth in Schedule 4.25 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.26 COVID-19. Neither the Company nor any Company Subsidiary has participated in any COVID-19 related programs (including the federal Paycheck Protection Program) or sought material benefits or relief thereunder or under any other COVID-19 Measures.

Section 4.27 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) and any Ancillary Agreement, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement and any Ancillary Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article V.
REPRESENTATIONS AND WARRANTIES OF THE SPAC AND MERGER SUB

Except as set forth in (i) the SPAC SEC Reports publicly available at least two Business Days prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors”, and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization), and Section 5.04 (Authority Relative to This Agreement)), and (ii) the SPAC’s disclosure schedule delivered by the SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) (which disclosure in the SPAC Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (a) the section or subsection of this Article V that corresponds to the section or subsection of the SPAC Disclosure Schedule in which any such disclosure is set forth and (b) any other section or subsection of this Article V to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure) the SPAC hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of the SPAC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a SPAC Material Adverse Effect.

(b) Merger Sub is the only Subsidiary of the SPAC. Except for Merger Sub, the SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Certificate of Incorporation and Bylaws. Each of the SPAC and Merger Sub has heretofore furnished to the Company true, complete and correct copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents. The SPAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither the SPAC nor Merger Sub is in violation of any of the provisions of the SPAC Organizational Documents and the Merger Sub Organizational Documents, respectively.

Section 5.03 Capitalization.

(a) The authorized capital stock of the SPAC consists of 400,000,000 shares of SPAC Class A Common Stock, 40,000,000 shares of SPAC Class B Common Stock, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement, (i) 4,312,774 shares of SPAC Class A Common Stock are issued and outstanding, (ii) 10,625,000 shares of SPAC Class B Common Stock are issued and outstanding, (iii) no shares of SPAC Preferred Stock are issued and outstanding, (iv) 38,187,226 shares of SPAC Common Stock and no shares of SPAC Preferred Stock are held in treasury, (v) 26,666,666 SPAC Warrants are outstanding, and (vi) 26,666,666 shares of SPAC Class A Common Stock are reserved for issuance upon exercise of the SPAC Warrants. As of the date of this Agreement, each SPAC Warrant is exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50. As of the date of this Agreement, Sponsor holds (i) a promissory note issued by the SPAC in the principal amount of $1,500,000, which may be converted at Sponsor’s option into 1,500,000 SPAC Warrants on the terms of the currently outstanding SPAC Warrants and (ii) a promissory note issued by the SPAC, pursuant to which Sponsor may provide up to $1,190,000 as a working capital loan, of which $734,300 is outstanding as of the date of this Agreement.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights and are held by the SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding SPAC Units, shares of SPAC Common Stock and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.

(d) The Per Share Merger Consideration being delivered by the SPAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued by the SPAC as permitted by this Agreement and the SPAC Warrants, the SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the SPAC or obligating the SPAC to issue or sell any shares of capital stock of, or other equity interests in, the SPAC. All shares of SPAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither the SPAC nor any Subsidiary of the SPAC is a party to, or otherwise bound by, and neither the SPAC nor any Subsidiary of the SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. The SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of the SPAC or any of its Subsidiaries. Except as provided for in the SPAC Certificate of Incorporation, there are no outstanding contractual obligations of the SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock. There are no outstanding contractual obligations of the SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. Each of the SPAC and Merger Sub have all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of the SPAC and Merger Sub of this Agreement and the other Transaction Documents to which each of the SPAC and Merger Sub is or will at the Closing be a party, the performance by each of the SPAC and Merger Sub of its obligations hereunder and thereunder and the consummation by each of the SPAC and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the SPAC or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of SPAC Common Stock and by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and the Minnesota Statutes, (b) with respect to the issuance of SPAC Class A Common Stock and the Certificate of Designation, the approval of a majority of the then-outstanding shares of SPAC Common Stock, and (c) with respect to the Amended and Restated SPAC Certificate of Incorporation, the approval of a majority of the then-outstanding shares of SPAC Common Stock and SPAC Class A Common Stock). This Agreement has been, and the other Transaction Documents to which each of the SPAC and Merger Sub is or will at the Closing be a party will, at the Closing be, duly and validly executed and delivered by the SPAC and Merger Sub and, assuming due authorization, execution and delivery by the other parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of the SPAC and Merger Sub, enforceable against the SPAC and Merger Sub in accordance with its terms, subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of the SPAC and Merger Sub of this Agreement and the other Transaction Documents to which each of the SPAC and Merger Sub is or will at the Closing be a party does not, and the performance of this Agreement by each of the SPAC and Merger Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming the SPAC Stockholder Approval is obtained, all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of the SPAC or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of the SPAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of the SPAC or Merger Sub is a party or by which each of the SPAC or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the SPAC and Merger Sub do not, and the performance of this Agreement by each of the SPAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with and filings under the HSR Act and consents required pursuant to any other Antitrust Laws, (ii) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, and filing and recordation of appropriate merger documents as required by applicable Law and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the SPAC or Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither the SPAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to the SPAC or Merger Sub or by which any property or asset of the SPAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the SPAC or Merger Sub is a party or by which the SPAC or Merger Sub or any property or asset of the SPAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect. Each of the SPAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, and orders of any Governmental Authority necessary for the SPAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) The SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since March 1, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). The SPAC has prior to the date of this Agreement furnished to the Company (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to amendments or modifications after the date of this Agreement) true, complete and correct copies of all amendments and modifications that have not been filed by the SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by the SPAC with the SEC and are then in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of the SPAC has filed with the SEC on a timely basis all documents required with respect to the SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of the SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not, individually or in the aggregate, be material). The SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of the SPAC are required by GAAP to be included in the consolidated financial statements of the SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, neither the SPAC nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of the SPAC’s and Merger Sub’s business.

(d) The SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) The SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the SPAC and other material information required to be disclosed by the SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting the SPAC’s principal executive officer and principal financial officer to material information required to be included in the SPAC’s periodic reports required under the Exchange Act.

(f) The SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The SPAC has prior to the date of this Agreement delivered to the Company (with respect to disclosure made on or prior to the date of this Agreement) a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the SPAC to the SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the SPAC to record, process, summarize and report financial data. The SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the SPAC. Except as set forth in the SPAC SEC Reports, since the date of its inception there have been no material changes in the SPAC’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by the SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the SPAC. The SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Except as set forth in the SPAC SEC Reports, neither the SPAC (including any employee thereof) nor the SPAC’s independent auditors has identified or been made aware of (i) any unremediated significant deficiency or material weakness in the system of internal accounting controls utilized by the SPAC, (ii) any fraud, whether or not material, that involves the SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the SPAC, or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of the SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since December 31, 2021, except as expressly contemplated by this Agreement, (a) the SPAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any SPAC Material Adverse Effect.

Section 5.09 Business Activities.

(a) Since inception, the SPAC has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the SPAC Organizational Documents or as otherwise contemplated by this Agreement or the other Transaction Documents, there is no agreement, commitment or order binding upon the SPAC or to which the SPAC is a party which would have the effect of prohibiting or impairing any business practice of the SPAC or any acquisition of property by the SPAC or the conduct of business by the SPAC as currently conducted other than such effects, individually or in the aggregate, which have not had and would not constitute a SPAC Material Adverse Effect.

(b) None of the SPAC or Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transaction Documents, the SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a business combination.

(c) Except as set forth in the Merger Sub Organizational Documents, there are no agreements, commitments, or order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted other than such effects, individually or in the aggregate, which have not had a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement or the other Transaction Documents.

Section 5.10 Investment Company Act. Neither the SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.11 Affiliate Agreements. Neither the SPAC nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the SPAC or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the SPAC or Merger Sub or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act).

Section 5.12 Sponsor Support Agreement. The SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the SPAC. The Sponsor Support Agreement is a legal, valid and binding obligation of the SPAC and, to the knowledge of the SPAC, each other party thereto, subject to the Remedies Exception, and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the SPAC under any term or condition of the Sponsor Support Agreement.

Section 5.13 Absence of Litigation. There is no Action pending or, to the knowledge of the SPAC, threatened against the SPAC, or any property or asset of the SPAC before any Governmental Authority. Neither the SPAC nor any material property or asset of the SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the SPAC, continuing investigation by, any Governmental Authority.

Section 5.14 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the SPAC and its stockholders, (ii) approved this Agreement and the Transactions (including the Merger) and declared their advisability, and (iii) recommended that the stockholders of the SPAC approve and adopt this Agreement and Transactions (including the Merger), and directed that this Agreement and the Transactions (including the Merger), be submitted for consideration by the stockholders of the SPAC at the SPAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of the SPAC necessary to approve the Transactions is the affirmative vote of the holders of (i) a majority of the outstanding shares of SPAC Common Stock and (ii) a majority of the outstanding shares of SPAC Class A Common Stock, in each case, voted by the stockholders at a duly held stockholders meeting (the “SPAC Stockholder Approval”).

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Transactions (including the Merger) and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the sole stockholder of Merger Sub.

Section 5.15 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incident to its existence or as contemplated by this Agreement or a previously contemplated business combination agreement that has subsequently been terminated.

Section 5.16 Brokers. Except for Northland Securities, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the SPAC or Merger Sub, except that with the prior written consent of the Company, not to be unreasonably conditioned, withheld or delayed, the SPAC may engage with other brokers, finders or investment bankers.

Section 5.17 SPAC Trust Fund. As of the date of this Agreement, the SPAC has no less than $43,913,470 in the trust fund established by the SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Bank of America, N.A. (the “Trust Account”). The monies of such Trust Account are held in cash or invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by American Stock Transfer & Trust Company, LLC (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of March 1, 2021, between the SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. The SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between the SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of the SPAC, that would entitle any person (other than stockholders of the SPAC who shall have elected to redeem their shares of SPAC Class A Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of the SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, the SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to the SPAC as promptly as reasonably practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of the SPAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of the SPAC who shall have exercised their Redemption Rights; (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law; (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to the SPAC in connection with its efforts to effect the Merger. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, the SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC at the Effective Time.

Section 5.18 Employees. Other than any officers as described in the SPAC SEC Reports, the SPAC and Merger Sub have never employed any employees. Other than amounts due as set forth in the SPAC SEC Reports or for reimbursement of any out-of-pocket expenses incurred by the SPAC’s officers and directors in connection with activities on the SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by the SPAC outside of the Trust Account, the SPAC and Merger Sub have no unsatisfied material liability with respect to any employee, officer, or director. The SPAC and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, change in control, fringe benefit, sick pay, and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement by the SPAC nor the consummation of the Transactions will (i) result in the payment of severance or any other amount to any employee, director, officer or independent contractor of the SPAC or Merger Sub, (ii) accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual by the SPAC or Merger Sub, (iii) result in an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (iv) require a “gross-up,” indemnification for, or payment to any employee, director, officer or independent contractor of the SPAC or Merger Sub for any Taxes imposed under Section 409A or Section 4999 of the Code or otherwise.

Section 5.19 Taxes.

(a) The SPAC and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes (whether or not shown on any Tax Return) that they were obligated to pay, except with respect to current Taxes not yet due and payable, Taxes that are being contested in good faith and that are described in clause (a)(v) below; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the SPAC for any material Taxes of the SPAC that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither the SPAC nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding any agreement, contract, or arrangement the primary purpose of which does not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement, or commitment other than an agreement, contract, arrangement, or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) Neither the SPAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(d) Neither the SPAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined, or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the SPAC was the common parent).

(e) Neither the SPAC nor Merger Sub has any material liability for the Taxes of any person (other than the SPAC or Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (but excluding any contract the primary purpose of which does not relate to Taxes), or otherwise.

(f) Neither the SPAC nor Merger Sub (i) has any request for a material ruling in respect of Taxes pending between the SPAC and/or Merger Sub, on the one hand, and any Tax authority, on the other hand; or (ii) has entered into any closing agreement, private letter ruling, technical advice memoranda or similar agreements with any Tax authority.

(g) Neither the SPAC nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither the SPAC nor Merger Sub has engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) Neither the IRS nor any other Tax authority or agency has asserted in writing or, to the knowledge of the SPAC, has threatened to assert against the SPAC or Merger Sub any deficiency or claim for any material Taxes.

(j) Neither the SPAC nor Merger Sub (i) has been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k) Neither the SPAC nor Merger Sub has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the SPAC, no facts or circumstances exist that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 5.20 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ANZUU.” The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ANZU.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ANZUW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of the SPAC, threatened in writing against the SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Common Stock or SPAC Warrants or terminate the listing of the SPAC on the Nasdaq. None of the SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the shares of SPAC Class A Common Stock or the SPAC Warrants under the Exchange Act.

Section 5.21 SPAC’s and Merger Sub’s Investigation and Reliance. Each of the SPAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by the SPAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. The SPAC, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and Company Subsidiary and the Transactions. Neither the SPAC nor Merger Sub is relying on any statement, representation, or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to the SPAC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to the SPAC or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Article VI.
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Schedule 6.01 attached hereto, or (3) as required by applicable Law (including COVID-19 Measures as may be requested or compelled by any Governmental Authority), unless the SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice (with any COVID-19 Action taken prior to the date of this Agreement being deemed to be in the ordinary course of business consistent with past practice when determining whether actions taken after the date of this Agreement are in the ordinary course of business consistent with past practice); and

(ii) the Company shall, and shall cause the Company Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) set forth in Schedule 6.01 attached hereto, and (3) required by applicable Law (including COVID-19 Measures as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of: (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, other than (1) the exercise or settlement of any Company Options, (2) the exercise or settlement of any Company Warrants, or (3) the conversion of Company Convertible Notes into Company Common Stock contemplated under the Company Convertible Notes; or (B) any material assets of the Company or any Company Subsidiary, provided that the Company may issue convertible notes as part of the Company Bridge Financing;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $100,000; or (B) incur any indebtedness for borrowed money in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than such Company Debt as may be incurred through the Company Bridge Financing;

(vi) (A) other than increases in base compensation of employees in the ordinary course of business that do not exceed 5% of base compensation, individually or in the aggregate, in consistent with past practice and increases required by the terms of a Plan or applicable Law, grant any increase or make any decrease in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or Contingent Worker of the Company or a Company Subsidiary as of the date of this Agreement, (B) enter into, amend or terminate any Plan, except as required by the terms of the Plan or applicable Law, (C) enter into or amend any Labor Agreement or recognize any labor union, works council or other labor organization as the representative of any employees of the Company or any Company Subsidiary, (D) make any change to employee compensation, incentives or benefits after the filing of the Registration Statement that would reasonably be expected to require an amendment or supplement to the Registration Statement under Law enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or Contingent Worker, other than in the ordinary course, consistent with past practice, (E) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or Contingent Worker, or (F) terminate (other than for cause) or hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person whose compensation would exceed, on an annualized basis, $125,000;

(vii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(viii) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(ix) take any action where such action could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(x) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Schedule 4.11(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(xi) adopt, amend, and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals or modifications in the ordinary course of business;

(xii) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than changes that are made in accordance with PCAOB standards or GAAP;

(xiii) make, change or revoke any material Tax election, adopt or change any accounting method concerning Taxes, change any Tax accounting period, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, fail to pay any material Tax when due (including estimated Taxes), surrender any claim for a refund of a material amount of Taxes, waive or extend the statute of limitations in respect of a material amount of Taxes, or prepare any material Tax Return in a manner inconsistent in any material aspect with past practices;

(xiv) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a matter that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xv) (A) make any material alterations or Improvements to the Leased Real Property, (B) amend any written or oral agreements affecting the Leased Real Property, or (C) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting the Leased Real Property;

(xvi) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, failed to be maintained, allowed to lapse, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company IP, except in the ordinary course of business;

(xvii) form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(xviii) commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than those capital expenditures contemplated by the Company’s capital expenditure budget set forth on Schedule 6.01(b)(xviii) of the Company Disclosure Schedule or unbudgeted capital expenditures not to exceed 10% of the current aggregate capital expenditure budget set forth on Schedule 6.01(b)(xviii) of the Company Disclosure Schedule;

(xix) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company or any Company Subsidiary;

(xx) change, or otherwise waive or fail to assert any material benefit, claim or right under, any insurance policy or insurance plan of the Company or any Company Subsidiary in effect as of the date hereof or allow such insurance policy or insurance plan to lapse, in each case without using commercially reasonable efforts to obtain a reasonable replacement thereof;

(xxi) amend, modify or consent to the termination of any Option Cancellation Agreement, Warrant Amendment Agreement or Convertible Note Amendment Agreement.

(xxii) fail to maintain the Company Permits, except as would not constitute a Company Material Adverse Effect; or

(xxiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.02 Conduct of Business by the SPAC and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, and except as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the SPAC and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or as required by applicable Law (including any COVID-19 Measures as may be requested or compelled by any Governmental Authority), neither the SPAC nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the SPAC Organizational Documents or the Merger Sub Organizational Documents or form any Subsidiary of the SPAC other than Merger Sub, except as contemplated herein or to extend the period to consummate an initial business combination of the SPAC set forth in the SPAC Certificate of Incorporation;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents or in connection with the SPAC Exchange Offer;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents or in connection with the SPAC Exchange Offer;

(d) other than pursuant to the Sponsor Support Agreement, the PIPE Investment and the Company Bridge Financing, (i) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of the SPAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the SPAC or Merger Sub other than in connection with the SPAC Exchange Offer or (ii) amend any term of any SPAC Warrants;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person; or sell, lease or otherwise transfer a material amount of its assets, properties, interests or businesses, other than pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) except for such indebtedness as is necessary to amend the SPAC Certificate of Incorporation to extent the period to consummate an initial business combination of the SPAC set forth in the SPAC Certificate of Incorporation and to provide working capital to the SPAC through such period, including for such payables as have been incurred but not paid by the SPAC as reported in the SPAC SEC Reports, incur any indebtedness for borrowed money in excess of $2,500,000 in the aggregate or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law or pursuant to guidance issued by the SEC made subsequent to the date hereof, as agreed to by its independent accountants;

(i) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(j) take any action where such action could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) liquidate, dissolve, reorganize or otherwise wind up the business and operations of the SPAC or Merger Sub;

(l) amend the Trust Agreement or any other agreement related to the Trust Account;

(m) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other Action, except in the ordinary course of business that (A) involve only the payment of monetary damages (excluding monetary damages that are fully covered by the SPAC’s insurance policies) in an amount less than $250,000 individually or $500,000 in the aggregate, (B) do not impose any injunctive or other non-monetary relief on the SPAC, (C) do not involve the admission of wrongdoing by the SPAC or any of its Subsidiaries and (D) do not relate to this Agreement or the Transactions; or

(n) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and the SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, that, for the avoidance of doubt, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against the SPAC, Merger Sub or any other person for legal relief against monies or other assets of the SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, the SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event the SPAC prevails in such action or proceeding.

Article VII.
ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Registration Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, (i) the SPAC (with the assistance and cooperation of the Company as reasonably requested by the SPAC, including delivery of the PCAOB Financial Statements in accordance with Section 7.12) shall prepare and file with the SEC a joint proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of the SPAC and from which the Company may derive an information statement that it can send to the shareholders of the Company relating to (A) with respect to the Company’s shareholders, the action to be taken by certain shareholders of the Company pursuant to the Company Shareholder Vote, and (B) with respect to the SPAC’s stockholders, the meeting of the SPAC’s stockholders (the “SPAC Stockholders’ Meeting”) to be held to (I) provide the stockholders of the SPAC with the opportunity to redeem their shares of SPAC Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the SPAC Stockholders’ Meeting (the “SPAC Stockholder Redemption”), (II) provide for the SPAC Exchange Offer and (III) consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of the SPAC Class A Common Stock and SPAC Series A Preferred Stock as contemplated by this Agreement, (3) the equity incentive plan (the “SPAC Equity Incentive Plan”) substantially in the form attached hereto as Exhibit D, with any changes thereto as the Company and the SPAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either party), (4) an employee stock purchase plan (the “SPAC ESPP”) substantially in the form attached hereto as Exhibit E, with any changes thereto as the Company and the SPAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either party), (5) the Amended and Restated SPAC Certificate of Incorporation and Certificate of Designation, (6) the election of directors as contemplated by Section 7.14, and (7) any other proposals the parties deem necessary or appropriate to effectuate the Merger (collectively, the “SPAC Proposals”), and (ii) the SPAC shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of (I) the issuance of the shares of SPAC Class A Common Stock to be issued to the shareholders of the Company pursuant to this Agreement and (II) the SPAC Exchange Offer. The Company shall furnish all information concerning the Company as the SPAC may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. The SPAC and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable, and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as reasonably practicable after the Registration Statement is declared effective, each of the Company and the SPAC shall mail the Proxy Statement to their respective stockholders. Each of the SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement, will be made by the SPAC or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned, or delayed by either party). The SPAC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the SPAC Class A Common Stock to be issued or issuable to the shareholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either party), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment or supplement to the Registration Statement filed in response thereto.

(c) The SPAC represents that the information supplied by the SPAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the SPAC, (iii) the time of the SPAC Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the SPAC or Merger Sub, or their respective officers or directors, should be discovered by the SPAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the SPAC shall promptly inform the Company. All documents that the SPAC is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Registration Statement is declared effective (in the case of the Registration Statement) or at the time filed (in the case of a current report on Form 8-K), (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the SPAC (in the case of the Proxy Statement), (iii) the time of the SPAC Stockholders’ Meeting (in the case of the Registration Statement or the Proxy Statement), and (iv) the Effective Time (in the case of the Registration Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform the SPAC. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Proposals shall be the only matters (other than procedural matters) which the SPAC shall propose to be acted on by SPAC stockholders at the SPAC Stockholders’ Meeting.

Section 7.02 SPAC Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a) The SPAC shall call and hold the SPAC Stockholders’ Meeting as promptly as reasonably practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the SPAC Proposals, and the SPAC shall use its reasonable best efforts to hold the SPAC Stockholders’ Meeting as soon as reasonably practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to stockholders of the SPAC); provided, that the SPAC may (or, upon the receipt of a reasonable request to do so from the Company, shall) postpone or adjourn the SPAC Stockholders’ Meeting on one or more occasions for up to forty-five (45) days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the SPAC Proposals. The SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from its stockholders’ proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The SPAC Board shall recommend to its stockholders that they approve the SPAC Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, the SPAC shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

Section 7.03 Company Shareholder Meeting. As promptly as reasonably practicable following, but in any event within seventeen (17) days of, the date on which the Registration Statement has become effective, the Company shall call and hold a special meeting of shareholders (the “Company Shareholder Meeting”) for the purpose of obtaining Company shareholder approval and adoption of this Agreement, the Merger, all other Transactions, and any actions necessary to complete the Merger and the other Transactions (the “Company Proposals”). The Company shall deliver to the Company’s shareholders (a) an information statement (the “Information Statement”) derived from the Proxy Statement seeking the vote of holders of the Requisite Approval (including the Key Company Shareholders) in favor of the approval and adoption of the Company Proposals (the “Company Shareholder Vote”), together with (b) the Registration Statement, as soon as reasonably practicable after the Registration Statement becomes effective, and shall take all other actions necessary or advisable to secure the Company Shareholder Vote. The Company shall not send the Registration Statement prior to it being declared effective by the SEC to the shareholders of the Company, other than Key Company Shareholders which may be provided drafts of the Registration Statement by the Company. The Company shall (x) provide the SPAC a reasonable opportunity to participate in the preparation and review of the Information Statement and (y) consider in good faith any comments made by the SPAC thereto.

Section 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and the SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor the SPAC shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law including COVID-19 Measures or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Mutual Confidential Disclosure Agreement, dated November 12, 2022 (the “Confidentiality Agreement”), between the SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any Tax advisor regarding the Tax treatment and Tax structure of the Transactions and may disclose to any other person, the Tax treatment and Tax structure of the Transactions and all materials (including opinions or other Tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.05 No Solicitation.

(a) From the date of this Agreement and ending on the earlier of (i) the Closing and/or (ii) the termination of this Agreement, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (A) enter into, solicit, initiate, facilitate, continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (1) any sale of assets of the Company, (2) the issuance or acquisition of the outstanding capital stock (on an as converted to Company Common Stock basis) or other voting securities of the Company, or (3) any conversion, consolidation, merger, liquidation, dissolution or similar transaction (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.05(a). The Company shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him, or her prior to the date hereof. If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering such inquiry or proposal, and will provide the SPAC with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal, including in each case the identity of the person making such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05(a) by the Company or its affiliates or Representatives shall be deemed to be a breach of this Section 7.05(a) by the Company.

(b) Neither the Company Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to the SPAC, the Company Board recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the shareholders of the Company any Alternative Transaction, (ii) make any public statement inconsistent with the Company Board recommendation, (iii) resolve or agree to take any of the foregoing actions, or (iv) authorize, cause or permit the Company or any of its Representatives to enter into any agreement with respect to an Alternative Transaction.

(c) From the date of this Agreement and ending on the earlier of (i) the Closing and/or (ii) the termination of this Agreement, but only to the extent not inconsistent with the fiduciary duties of the SPAC Board, the SPAC shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its shareholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective affiliates and Representatives. The SPAC shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its shareholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 7.06 Directors’ and Officers’ Indemnification; Tail Insurance.

(a) The certificate of incorporation and bylaws of each of the Surviving Corporation and the SPAC shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the Company or the SPAC, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors (including non-director committee members of the Company), officers, employees, fiduciaries or agents of the Company or the SPAC, as applicable, unless such modification shall be required by Law.

(b) On the Closing Date, each of the Company and the SPAC shall obtain (at such party’s sole cost and expense) a non-cancelable run-off directors’ and officers’ “tail” insurance policy (providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement) or other directors’ and officers’ insurance coverage that is acceptable to such party’s board of directors, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or the SPAC, as applicable, on or prior to the Closing Date; provided, that the cost of the insurance policy obtained by the SPAC (the “SPAC D&O Tail Policy”) with respect to the SPAC’s directors and officers shall not exceed, in the aggregate, the SPAC D&O Policy Cap, and if the cost of the SPAC D&O Tail Policy would otherwise exceed the SPAC D&O Policy Cap, the SPAC shall obtain as much coverage as reasonably practicable to obtain for an aggregate cost not to exceed the amount of the SPAC D&O Policy Cap.

(c) On the Closing Date, the SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and the SPAC with the post-Closing directors and officers of the SPAC and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

Section 7.07 Notification of Certain Matters. The Company shall give prompt notice to the SPAC, and the SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Merger or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section 7.07.

Section 7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger, including (i) making any necessary filings, notices, petitions, statements, registrations, or submissions, including under the HSR Act or the Antitrust Laws of any Governmental Authority, provided that the parties shall make any filings required under the HSR Act within ten (10) Business Days after the date of this Agreement; (ii) complying to the extent necessary with any request for information by any Governmental Authority, including any request for additional information and documentary material by the FTC or the Antitrust Division under the HSR Act; (iii) resolving questions or objections, if any, as may be asserted by any Governmental Authority, including under the Antitrust Laws; and (iv) obtaining all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions, including the expiration of any applicable waiting periods (including extensions thereof) under the HSR Act or the Antitrust Laws of any Governmental Authority. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Notwithstanding the foregoing or anything to the contrary herein, neither the Company nor SPAC, nor any of their respective Subsidiaries or affiliates, shall be obligated to (i) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, (ii) propose, negotiate, or agree to the sale, divestiture, license or other disposition of any assets or businesses, (iii) accept any operational restriction that is material to its business or assets, or (iv) take any other action that would materially limit the right of that party, any of its Subsidiaries, or any of its affiliates to own or operate its or their businesses or assets.

(c) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings, or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. In addition, any party may, as it deems advisable and necessary, reasonably designate any confidential and competitively sensitive material provided to the other parties under this Section 7.08(c) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Securities Exchange, as applicable, each of the SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.09 shall prevent the SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 7.10 Tax Matters.

(a) Each of the SPAC, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment). This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the SPAC, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. To the extent that the SEC or any other Governmental Authority may require that an opinion be provided at or prior to the Closing in respect of the disclosure of the Tax consequences of the Transactions, each of the SPAC and the Company will use its reasonable best efforts and reasonably cooperate with one another and their respective counsel in connection with the issuance to the SPAC or the Company of such opinion, as applicable, described above, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the SPAC or the Company, or their respective affiliates, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion. To the extent such opinion relates to the SPAC or any owners thereof, Tax advisors for the SPAC will provide any such opinion, and to the extent such opinion relates to the Company or any owners thereof, Tax advisors for the Company will provide any such opinion, in each case, to the extent reasonably possible subject to customary assumptions and limitations and consistent with such Tax advisor’s internal policies.

(b) Each of the parties to this Agreement shall (and shall cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another party, in connection with the filing or amendment of relevant Tax Returns, and any Tax proceeding, relating to the matters contemplated by this Section 7.10. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 7.11 Securities Exchange Listing. The SPAC will use its reasonable best efforts to cause the SPAC Class A Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq or another national securities exchange (which, if not Nasdaq, shall include the SPAC using its commercially reasonable efforts to delist all SPAC Units, SPAC Class A Common Stock and SPAC Warrants from Nasdaq and instead prepare and submit to such other national securities exchange a listing application covering such securities) (the “Securities Exchange”). During the period from the date hereof until the Closing, the SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Class A Common Stock, and SPAC Warrants listed for trading on the Securities Exchange.

Section 7.12 PCAOB Financial Statements. The Company shall deliver as soon as possible but in any event not later than April 30, 2023, true and complete copies of the audited consolidated financial statements of the Company and the Company Subsidiaries for the twelve (12)-month period ended December 31, 2022, audited by a U.S. accounting firm registered with the PCAOB (the “PCAOB Financial Statements”).

Section 7.13 Trust Account. As of the Effective Time, the obligations of the SPAC to dissolve or liquidate within a specified time period as contained in the SPAC’s Certificate of Incorporation will be terminated and the SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of the SPAC by reason of the consummation of the Merger or otherwise, and no stockholder of the SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, the SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to the SPAC (to be held as available cash on the balance sheet of the SPAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.14 Governance Matters.

(a) Board of Directors. Upon the Effective Time, the SPAC Board and the board of directors of the Surviving Corporation shall consist of seven (7) members to be selected by the Company (the “Company Directors”) and one (1) member to be selected by the Sponsor (the “Sponsor Director”); provided, however, that, following any such selection, in the event that any Company Director or Sponsor Director is unable to serve as a director of the SPAC at the Effective Time, then the Company or the Sponsor, respectively, shall have the right to designate another individual to serve as a director of the SPAC in place of the individual originally selected.

(b) Prior to the Closing, the board of directors of the SPAC, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of SPAC Class A Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of the SPAC following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

(c) Effectuation. Prior to the Effective Time, the parties shall take all action necessary to effectuate the provisions of this Section 7.14.

Section 7.15 Company Options, Warrants and Convertible Notes. Prior to the Closing, the Company shall comply with all notice and other provisions of the Company Options, Company Warrants (as amended by the Warrant Amendment Agreements), the Company Convertible Notes (as amended by the Convertible Note Amendment Agreements), the Option Cancellation Agreements, the Warrant Amendment Agreements and the Convertible Note Amendment Agreements. Furthermore, prior to the Closing, the Company shall take such actions as are necessary or advisable, including obtaining any elections, amendments, consents and waivers from the holders of the Company Options, Company Warrants or Company Convertible Notes, in order to cause (a) the Company Options to be cancelled at the Effective Time in accordance with the Option Cancellation Agreements, (b) the Company Warrants to be exercised (on a net exercise basis) and converted immediately prior to the Effective Time into shares of Company Common Stock in accordance therewith (as amended by the Warrant Amendment Agreements), (c) the Company Convertible Notes to be converted immediately prior to the Effective Time into Company Common Stock in accordance therewith (as amended by the Convertible Note Amendment Agreements) and (d) for all liens and security interests granted in favor of the holders of the Company Convertible Notes to be terminated at or immediately prior to the Effective Time.

Section 7.16 SPAC Public Filings. From the date hereof through the Effective Time, the SPAC will use its reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

Section 7.17 Section 280G. To the extent necessary to avoid the application of Section 280G of the Code and the applicable final Treasury Regulations and rulings thereunder, no later than five (5) Business Days prior to the Closing Date, the Company shall (a) use commercially reasonable efforts to obtain waivers from each person who has a right to any payments or benefits as a result of or in connection with the Transactions that would reasonably be expected to constitute “excess parachute payments” within the meaning of Section 280G of the Code and the applicable Treasury Regulations thereunder and as to which such person waives his or her rights to some or all of such payments and/or benefits (such payments or benefits actually waived, the “Waived 280G Benefits”) applicable to such person so that all remaining payments or benefits applicable to such person shall not be deemed to be “excess parachute payments” within the meaning of Section 280G of the Code and the applicable Treasury Regulations thereunder, and (b) following the execution of the waivers described in clause (a), solicit the approval of the shareholders of the Company of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the applicable Treasury Regulations thereunder, which related documents shall be in a form reasonably satisfactory to the SPAC (provided that the SPAC’s approval of such form shall not be unreasonably withheld or delayed). To the extent any of the Waived 280G Benefits were not approved by the shareholders of the Company as contemplated above, such Waived 280G Benefits shall not be made or provided. On or prior to the Closing Date, the Company shall deliver to the SPAC evidence that a vote of the shareholders of the Company was solicited in accordance with the foregoing provisions of this Section 7.17 and that either (i) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided. The Company shall provide the SPAC with a copy of such waiver and disclosure statement within a reasonable time prior to, and in no event later than two (2) Business Days prior to, delivery to the “disqualified individuals” and the shareholders of the Company of such waiver and disclosure statement, respectively, and the Company shall reflect in such waiver and disclosure statement any changes reasonably requested by the SPAC (provided that the SPAC’s approval of such changes shall not be unreasonably withheld or delayed). No later than seven (7) Business Days prior to the Closing Date, the Company shall provide the SPAC with a summary of the calculations and related documentation reasonably required to determine whether the vote described in this Section 7.17 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code.

Section 7.18 SPAC Certificate of Designation. As promptly as practicable following the SPAC’s adoption of the Amended and Restated SPAC Certificate of Incorporation, the SPAC will file the Certificate of Designation with the Secretary of State of the State of Delaware and effect the issuance of the SPAC Series A Preferred Stock pursuant to the PIPE Investment, the Company Bridge Notes and SPAC Exchange Offer.

SECTION 7.19 Actions. From the date hereof through the Effective Date, the Company shall keep the SPAC apprised of the status of any ongoing Actions before any Governmental Authority involving (a) the Company or any Company Subsidiary, (b) any directors, officers or employees thereof in their respective capacities as such, or (c) any property or asset thereof. The Company shall (x) provide SPAC a reasonable opportunity to participate in any discussions or negotiations with respect to the waiver, release, settlement, compromise or resolution of any such Actions and (y) consult with SPAC in good faith prior to agreeing to any such waiver, release, settlement, compromise or resolution.

Article VIII.
CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, the SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver (where permissible) by the Company and the SPAC at or prior to the Closing of the following conditions:

(a) Company Shareholder Vote. Evidence of the Company Shareholder Vote shall have been delivered to the SPAC.

(b) SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of the SPAC in accordance with the Proxy Statement, the DGCL, the SPAC Organizational Documents and the rules and regulations of the Securities Exchange.

(c) No Order. No Governmental Authority with competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order, or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Schedule 4.05(a) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. The shares of SPAC Class A Common Stock shall be listed on the Securities Exchange as of the Closing Date.

(h) Net Tangible Assets Test. Immediately following the Closing, and after giving effect to the Redemption Rights and the PIPE Investment, the SPAC shall have net tangible assets of at least $5,000,001.

Section 8.02 Conditions to the Obligations of the SPAC and Merger Sub. The obligations of the SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver by the SPAC (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.03 (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority) and Section 4.25 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to the SPAC a certificate (the “Company Closing Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b), and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors as per Section 2.05 hereof, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Shareholder Support Agreement. The Shareholder Support Agreement shall be in full force and effect on the Closing Date, and no Key Company Shareholder shall have attempted to repudiate or disclaim any of its or his/her obligations thereunder.

(g) Registration Rights Agreement. All parties to the Registration Rights Agreement (other than the SPAC), which parties are identified on Schedule 8.02(g), shall have delivered, or cause to be delivered, to the SPAC copies of the Registration Rights Agreement duly executed by all such parties.

(h) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to the SPAC a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by the SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i) PCAOB Financial Statements. The Company shall have delivered to the SPAC the PCAOB Financial Statements.

(j) Company Options, Warrants and Convertible Notes. At the Closing, the Option Cancellation Agreements, the Warrant Amendment Agreements and the Convertible Note Amendment Agreements shall be in full force and effect. The Company shall have taken all actions necessary to cause the cancellation, exercise or conversion at or immediately prior to the Effective Time of the Company Options, Company Warrants and Company Convertible Notes, as applicable, consistent with the provisions of Section 7.15.

(k) Transaction Documents. The Transaction Documents shall be in full force and effect and shall not have been rescinded by the Company.

(l) Dissenting Shares. The aggregate number of Dissenting Shares shall not equal or exceed 5% of the shares of Company Capital Stock outstanding at the record date for the Company Shareholder Meeting.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver by the Company (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the SPAC and Merger Sub contained in Section 5.03 (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date. The representations and warranties of the SPAC and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement), and Section 5.16 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the SPAC and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect.

(b) Agreements and Covenants. The SPAC and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with, by it on or prior to the Effective Time.

(c) Officer Certificate. The SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b), and Section 8.03(d).

(d) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date which is continuing and uncured.

(e) Resignation. Other than those persons identified as continuing directors in accordance with Section 7.15, all members of the SPAC Board shall have executed written resignations effective as of the Effective Time.

(f) Registration Rights Agreement. The SPAC shall have delivered a copy of the Registration Rights Agreement duly executed by the SPAC, the directors and officers of the SPAC and the Sponsor.

(g) Sponsor Support Agreement. The transactions contemplated by the Sponsor Support Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Support Agreement.

(h) Transaction Documents. The Transaction Documents shall be in full force and effect and shall not have been rescinded by the SPAC or Merger Sub.

Article IX.
TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or the stockholders of the SPAC, as follows:

(a) by mutual written consent of the SPAC and the Company; or

(b) by written notice by either the SPAC or the Company if the Effective Time shall not have occurred prior (i) September 30, 2023 or (ii) December 31, 2023, if the SPAC obtains the requisite approval of the SPAC’s stockholders to extend the deadline for the SPAC to consummate its initial business combination to such date (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by written notice by either the SPAC or the Company if any Governmental Authority of competent jurisdiction in the United States shall have enacted, issued, promulgated, enforced, or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; or

(d) by written notice by either the SPAC or the Company to the other party, if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting; or

(e) by written notice by the SPAC to the Company, if the Company shall have failed to deliver the evidence of the Company Shareholder Vote to the SPAC within 17 days after the Registration Statement becomes effective; or

(f) by written notice by the SPAC to the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that the SPAC has not waived such Terminating Company Breach and the SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, the SPAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the SPAC to the Company; or

(g) by written notice by the Company to the SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the SPAC or Merger Sub set forth in this Agreement, or if any representation or warranty of the SPAC or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by the SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as the SPAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to the SPAC; or

(h) by written notice by the SPAC to the Company if the Company fails to deliver to the SPAC the PCAOB Financial Statements on or before April 30, 2023 pursuant to Section 7.12; or

(i) by written notice by the SPAC to the Company, if the aggregate number of Dissenting Shares equals or exceeds 5% of the shares of Company Capital Stock outstanding at the record date for the Company Shareholder Meeting;

(j) by written notice by the SPAC to the Company, if the Company, without the SPAC's prior written consent, waives, releases, settles, compromises or otherwise resolves any Action; provided, however, that the SPAC may not terminate this Agreement under this Section 9.01(j) if such waiver, release, settlement, compromise or resolution (i) is in the ordinary course of business, (ii) involves only the payment of monetary damages (excluding monetary damages that are fully covered by the Company's insurance policies) in an amount less than $250,000, (iii) does not impose any injunctive or other non-monetary relief on the Company, (iv) does not involve the admission of wrongdoing by the Company or any of its Subsidiaries and (v) does not relate to this Agreement or the Transactions; or

(k) by written notice by either the SPAC or the Company to the other party, if the condition set forth in Section 8.01(h) has not been satisfied.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to written notice in Section 9.01 which shall set forth the basis of such termination including the provision of Section 9.01 under which such termination is made, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, and all rights and obligations of each party shall cease, except as set forth in Section 7.04, this Section 9.02, Section 9.03, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that (a) the Company shall pay the reasonable and documented out-of-pocket expenses incurred in obtaining the SPAC D&O Tail Policy (but, for clarity, subject to the SPAC D&O Policy Cap) and any directors and officers insurance premium with respect to the renewal of the SPAC’s directors and officers policy and (b) that the SPAC and the Company shall each pay one-half of all expenses relating to the filing fee for the Notification and Report Forms filed under the HSR Act (and, for the avoidance of doubt, such expenses paid by the SPAC and the Company shall be Paid SPAC Transaction Expenses and Paid Company Transaction Expenses, respectively).

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

Section 9.05 Waiver. At any time prior to the Effective Time, (a) the SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of the SPAC or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the SPAC or Merger Sub contained herein or in any document delivered by the SPAC and/or Merger pursuant hereto, and (iii) waive compliance with any agreement of the SPAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X.
GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to the SPAC or Merger Sub at or prior to the Closing, to:

Anzu Special Acquisition Corp I
12610 Race Track Road, Suite 250
Tampa, Florida
Attention: Whitney Haring-Smith
Email: whs@anzupartners.com

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP
2100 L St NW, Suite 900
Washington, DC 20037
Attention: Mitchell Presser; David Slotkin; Aly El Hamamsy
Email: mpresser@mofo.com; dslotkin@mofo.com; aelhamamsy@mofo.com

If to the Company at or prior to the Closing, to:

Envoy Medical Corporation
4875 White Bear Parkway
White Bear Lake, Minnesota 55110
Attention: Brent Lucas
Email: blucas@envoymedical.com

with a copy (which will not constitute notice) to:

Fredrikson & Byron, P.A.
200 South Sixth Street; #4000
Minneapolis, MN 55402
Attention: Melodie Rose; Chris Melsha, Andrew Nick
Email: mrose@fredlaw.com; cmelsha@fredlaw.com; anick@fredlaw.com if to Envoy Medical or the Surviving Corporation post-Closing, to

12610 Race Track Road, Suite 250
Tampa, Florida
Attention: Whitney Haring-Smith
Email: whs@anzupartners.com

with a copy (which will not constitute notice) to:

Fredrikson & Byron, P.A.
200 South Sixth Street; #4000
Minneapolis, MN 55402
Attention: Melodie Rose; Chris Melsha, Andrew Nick
Email: mrose@fredlaw.com; cmelsha@fredlaw.com; anick@fredlaw.com and with a copy (which will not constitute notice) to:

Morrison & Foerster LLP
2100 L St NW, Suite 900
Washington, DC 20037
Attention: Mitchell Presser; David Slotkin; Aly El Hamamsy
Email: mpresser@mofo.com; dslotkin@mofo.com; aelhamamsy@mofo.com

Section 10.02 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X and any corresponding definitions set forth in Article I, and (c) any rights of the SPAC to seek and obtain recovery of damages arising out of or relating to Fraud, which rights shall in no event expire or be terminated, waived, or otherwise affected by operation of this Section 10.02.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements, and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the parties, and then only with respect to the specific obligations set forth herein or in the other Transaction Documents with respect to such party. Except to the extent a party to this Agreement or the other Transaction Documents and then only to the extent of the specific obligations undertaken by such party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any party to this Agreement or any other Transaction Documents, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or Representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the SPAC, or Merger Sub under this Agreement or any other Transaction Document of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in accordance with the provisions of Section 10.06 without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, the SPAC, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ANZU SPECIAL ACQUISITION CORP I

By	/s/ Whitney Haring-Smith
Name:	Whitney Haring-Smith
Title:	Chief Executive Officer

ENVOY MERGER SUB, INC.

By	/s/ Whitney Haring-Smith
Name:	Whitney Haring-Smith
Title:	President

ENVOY MEDICAL CORPORATION

By	/s/ Brent Lucas
Name:	Brent Lucas
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Registration Rights Agreement

[attached]

AMENDED AND RESTATED REGISTRATION RIGHTS
AND LOCK-UP AGREEMENT

This Amended and Restated Registration Rights and Lock-Up Agreement (this “Agreement”) dated as of                   , 2023 is among Anzu Special Acquisition Corp I, a Delaware corporation (the “Company”), and the Holders (as defined below). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement dated as of              , 2023 (the “Business Combination Agreement”), among the Company, Envoy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Envoy Medical Corporation, a Minnesota corporation (“Envoy”).

WHEREAS, the Company, Merger Sub and Envoy are parties to the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, Merger Sub will merge (the “Merger”) with and into Envoy, with Envoy surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, the Company and the SPAC Holders (as defined below), are parties to that certain Registration Rights Agreement, dated as of March 1, 2021 (the “Prior Agreement”) and, pursuant to this Agreement, such parties wish to amend the name of the Prior Agreement to “Amended and Restated Registration Rights and Lock-Up Agreement”;

WHEREAS, in connection with the Closing, the Company’s name shall be changed from “Anzu Special Acquisition Corp I” to “Envoy Medical”;

WHEREAS, the Key Seller Stockholders (as defined below) will receive, directly or indirectly, upon consummation of the Merger shares of Class A common stock, par value $0.0001 per share (the “Common Stock”) or Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) of the Company, on the Closing Date pursuant to the Business Combination Agreement; and

WHEREAS, contingent upon Closing and effective as of the Effective Time, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein in order to provide for certain rights and obligations included herein and to include the Key Seller Stockholders as new Holders.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Preamble.

“Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change in Control” shall mean the Transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the Securities Exchange on such date. If the Common Stock is not traded on a Securities Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals.

“Company” shall have the meaning given in the Preamble.

“Converted Common Stock” shall mean shares of Common Stock issued or issuable pursuant to the conversion of any Series A Preferred Stock.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

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“Demand Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall have the meaning given in subsection 2.1.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.

“Envoy” shall have the meaning given in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall mean a Registration Statement on Form S-1 or any comparable successor form or forms thereto.

“Form S-3” shall mean a Registration Statement on Form S-3 or any comparable successor form or forms thereto.

“Holders” shall mean the SPAC Holders, the Key Seller Stockholders and any other holder of Registrable Securities that becomes a party to this Agreement pursuant to Section 7.3.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Company or the Holders.

“Key Seller Stockholders” shall mean the Holders designated as “Key Seller Stockholders” on Schedule A and their Permitted Transferees.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is six (6) months following the Closing Date; provided, however, that, after the Closing Date, the Lock-up Period with respect to all Restricted Securities shall end on the earlier of (A) the date on which the closing price of the Common Stock equals or exceeds $10.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing after the Closing Date, or (B) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Market Disruption Event” shall mean any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

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(b) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger” shall have the meaning given in the Recitals.

“Merger Sub” shall have the meaning given in the Preamble.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“New Registration Statement” shall have the meaning given in subsection 2.3.4.

“Permitted Transferees” shall mean, prior to the expiration of a Lock-up Period, any person or entity to whom a Holder is permitted to Transfer Restricted Securities prior to the expiration of the Lock-up Period applicable to such Holder pursuant to Section 5.2.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security”, “Registrable Securities” shall mean (a) the SPAC Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such warrants) beneficially owned or owned of record by a Holder, (b) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held beneficially owned or owned of record by a Holder as of the Closing Date (including the shares of Common Stock issued pursuant to the Business Combination Agreement), (c) Converted Common Stock, (d) any shares of Common Stock issued or issuable upon the exercise of any Company Warrant held beneficially owned or owned of record by a Holder as of the Closing Date, and (e) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or evidence of book-entry entitlements for such securities not bearing a legend restricting further transfer shall have been delivered by the Company to the transferee, and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities, together with all other Registrable Securities held by any Holder, represent less than 1% of the total outstanding Common Stock of the Company; (E) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); or (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented out-of-pocket expenses of a Registration or Underwritten Offering, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering; and

(f) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders or the majority-in interest of the Takedown Requesting Holders, as applicable.

Notwithstanding the foregoing, under no circumstances shall the Company be obligated to pay any fees, discounts and/or commissions to any Underwriter or broker with respect to the Registrable Securities.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

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“Requesting Holder” shall have the meaning given in subsection 2.3.5.

“Relevant Exchange” shall have the meaning set forth in the definition of the term “Market Disruption Event”.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.3.1.

“Restricted Securities” shall mean with respect to any Restricted Stockholder and its respective Permitted Transferees:

(a) any Common Stock to be received by such Holder at the Effective Time as Aggregate Closing Merger Consideration;

(b) any Common Stock to be issued to such Holder pursuant to the exercise of any Company Warrant held by such Holder immediately prior to the Effective Time; and

(c) any Common Stock to be issued to such Holder pursuant to the conversion of any Company Convertible Note held by such Holder immediately prior to the Effective Time.

“Restricted Stockholders” shall mean the Holders designated as “Restricted Stockholders” on Schedule A and their Permitted Transferees.

“SEC Guidance” shall have the meaning given in subsection 2.3.4.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Securities Exchange” shall mean The Nasdaq Capital Market (or any nationally recognized successor thereto); provided, however, that in the event the Company’s Common Stock is ever listed or traded on the New York Stock Exchange, the NYSE American, the NYSE Arca, The Nasdaq Global Market or The Nasdaq Global Select Market (or any nationally recognized successor to any of the foregoing), then the “Securities Exchange” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

“Series A Preferred Stock” shall have the meaning given in the Recitals.

“SPAC Holders” shall mean the Holders designated as “SPAC Holders” on Schedule A.

“Sponsor” shall mean Anzu SPAC GP I LLC, a Delaware limited liability company.

“Takedown Requesting Holder” shall have the meaning given in subsection 2.3.5.

“Trading Day” shall mean a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including for the avoidance of doubt an Underwritten Shelf Takedown.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.5.

ARTICLE II
REGISTRATION

Section 2.1 Demand Registration.

2.1.1            Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time following the Effective Time (but subject to Article V), (i) Key Seller Stockholders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities held by all Key Seller Stockholders, or (ii) the Sponsor (such Key Seller Stockholders or the Sponsor, as the case may be, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities on Form S-3 (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than sixty (60) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of (i) three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 initiated by Key Seller Stockholders, or (ii) one (1) Registration pursuant to a Demand Registration under this subsection 2.1.1 initiated by the Sponsor.

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2.1.2            Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective for purposes of counting Registrations under subsection 2.1.1 above unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, however, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or has been terminated.

2.1.3            Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of each Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company, which Underwriter(s) shall be reasonably acceptable to a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4            Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.5            Demand Registration Withdrawal. A majority-in-interest of the Key Seller Stockholders or the Sponsor, as the case may be, in the case of a Registration under subsection 2.1.1 initiated by the Key Seller Stockholders or the Sponsor, as the case may be, or a majority-in-interest of the Demand Requesting Holders (if any) shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any) withdraws from a proposed offering pursuant to this Section 2.1.5, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

Section 2.2 Piggyback Registration.

2.2.1            Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Form S-4 (or any successor form thereto) in connection with a business combination, or (vi) filed in connection with an equity line of credit or at-the-market equity offering, then the Company shall give written notice of such proposed filing to the Holders of Registrable Securities whose applicable Lock-up Period has expired as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter(s), if any, in such offering, and (B) offer to the Holders of Registrable Securities whose applicable Lock-up Period has expired the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested by such Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.2.2            Reduction of Piggyback Registration. If the managing Underwriter(s) in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)	If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii)	If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

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2.2.3            Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4            Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof, and there shall be no limit on the number of Piggyback Registrations.

2.2.5            Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder of Registrable Securities has elected to include securities in such registration.

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Section 2.3 Resale Shelf Registration Rights

2.3.1            Registration Statement Covering Resale of Registrable Securities. The Company shall, as promptly as reasonably practicable, but in no event later than sixty (60) days after the Closing Date (the “Filing Deadline”), use its commercially reasonable efforts to prepare and file or cause to be prepared and filed with the Commission a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”), which Registration Statement may also include any other securities the Company is required to register pursuant to contractual registration rights. The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale). If the Resale Shelf Registration Statement is initially filed on Form S-1 and thereafter the Company becomes eligible to use Form S-3 for secondary sales, the Company shall, as promptly as practicable, cause such Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is on Form S-3. The Company shall use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in no event later than ninety (90) days following the Filing Deadline (the “Effectiveness Deadline”); provided, however, that the Effectiveness Deadline shall be extended to one hundred fifty (150) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission; provided, however, that the Company’s obligations to include the Registrable Securities held by a Holder in the Resale Shelf Registration Statement are contingent upon such Holder furnishing in writing to the Company such information regarding the Holder, the securities of the Company held by the Holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations; provided, further, that if the Effectiveness Deadline falls on a day which is not a Business Day or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement and Prospectus included therein continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until the earliest of (i) the first date on which the Registrable Securities and other securities covered by such Registration Statement may be resold within ninety (90) days without limitation by the volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which all of the Registrable Securities have actually been sold pursuant to Rule 144 or pursuant to the Registration Statement, (iii) the date which is two years after the Closing Date, and (iv) the date on which all Registrable Securities and other securities covered by such Registration Statement have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in Section 5.1 of this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders.

2.3.2            Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement (to the extent that any of such documents is not available on EDGAR).

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2.3.3            Amendments and Supplements. Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

2.3.4            SEC Cutback. Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

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2.3.5            Underwritten Shelf Takedown. At any time and from time to time after a Resale Shelf Registration Statement has been declared effective by the Commission, the Holders may request to sell all or any portion of the Registrable Securities in an underwritten offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least ten (10) days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “Takedown Requesting Holder”) at least 48 hours prior to the public announcement of such Underwritten Shelf Takedown pursuant to written contractual piggyback registration rights of such Holder (including those set forth herein). All such Holders proposing to distribute their Registrable Securities through an Underwritten Shelf Takedown under this subsection 2.3.5 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Takedown Requesting Holders initiating the Underwritten Shelf Takedown.

2.3.6            Reduction of Underwritten Shelf Takedown. If the managing Underwriter(s) in an Underwritten Shelf Takedown, in good faith, advise the Company and the Takedown Requesting Holders in writing that the dollar amount or number of Registrable Securities that the Takedown Requesting Holders desire to sell, taken together with all other shares of the Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Requesting Holders, on a Pro Rata basis, that can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.3.7            Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Underwritten Shelf Takedowns in any 12-month period.

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Section 2.4 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) file a Registration Statement pursuant to a Demand Registration request made under Section 2.1 if (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and that the Company continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective, (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer, or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III
COMPANY PROCEDURES

Section 3.1 General Procedures. If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1            prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) such time as all Registrable Securities covered by such Registration Statement have been sold and (ii) such time as all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;

3.1.2            prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4            prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5            cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6            provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7            advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8            advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed (which may be satisfied by the issuance of a press release by the Company);

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3.1.9            notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10            permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter(s), attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriter(s) enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11            obtain a “comfort letter” from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort letters” as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and such managing Underwriter;

3.1.12            on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter(s) may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating Holders; provided, however, that counsel for the Company shall not be required to provide any opinions with respect to any Holder;

3.1.13            in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

3.1.14            make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15            if a Registration, including an Underwritten Offering, involves the Registration of Registrable Securities involving gross proceeds in excess of $10,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

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3.1.16            otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter if such Underwriter has not then been named with respect to the applicable Underwritten Offering.

Section 3.2 Registration Expenses. Including as set forth in Section 2.1.5, all Registration Expenses shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Notwithstanding anything in this Agreement to the contrary, if any Holder does not complete and/or execute such documents or does not otherwise provide the Company with such information with respect to such Holder as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus covering Registrable Securities of such Holder within two (2) Business Days prior to filing the filing of the applicable “red herring” prospectus or prospectus supplement, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information.

Section 3.4 Suspension of Sales; Adverse Disclosure. The Company shall promptly notify each of the Holders in writing if a Registration Statement or Prospectus contains a Misstatement and, upon receipt of such written notice from the Company, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed or has received copies of a supplemented or amended Prospectus correcting the Misstatement, provided that the Company hereby covenants promptly to prepare and file any required supplement or amendment correcting any Misstatement promptly after the time of such notice and, if necessary, to request the immediate effectiveness thereof. If the filing, initial effectiveness or continued use of a Registration Statement or Prospectus included in any Registration Statement at any time (a) would require the Company to make an Adverse Disclosure, (b) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the Board (which judgment shall be documented in writing and provided to the Holders in the form of a written certificate signed by the Chairman of the Board) would be materially detrimental to the Company, the Company shall have the right to defer the filing, initial effectiveness or continued use of any Registration Statement pursuant to (a), (b) or (c) of this sentence for a period of not more than sixty (60) days, but the Company shall not defer any such filing, initial effectiveness or use of a Registration Statement pursuant to this Section 3.4 more than twice or for more than a total of 120 days (in each case counting deferrals initiated pursuant to (a), (b) and (c) of this sentence in the aggregate) in any 12-month period.

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Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission on EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6 Limitations on Registration Rights. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification

4.1.1            The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable outside attorneys’ fees) (as determined by a final and non- appealable judgment, order or decree of a court of competent jurisdiction) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriter(s), their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses (including reasonable outside attorneys’ fees) (as determined by a final and non-appealable judgment, order or decree of a court of competent jurisdiction) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriter(s), their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3            Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution (pursuant to subsection 4.1.5) to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5            If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

Section 5.1 Lock-Up. Except as permitted by Section 5.2, each Restricted Stockholder shall not Transfer any Restricted Securities beneficially owned or owned of record by such Restricted Stockholder until the end of the applicable Lock-up Period.

Section 5.2 Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1            Transfers as a bona fide gift;

5.2.2            Transfers to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.3            Transfers by will or intestate succession upon the death of the undersigned;

5.2.4            Transfers pursuant to a qualified domestic order or in connection with a divorce settlement;

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5.2.5            if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, and (ii) distributions to partners, limited liability company members or stockholders of the undersigned;

5.2.6            Transfers to the Company’s officers, directors or their affiliates;

5.2.7            pledges of Restricted Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers;

5.2.8            Transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Restricted Securities subject to this Agreement shall remain subject to this Agreement;

5.2.9            the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan is reasonably acceptable to the Company;

5.2.10            Transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock or the vesting of stock-based awards; and

5.2.11            Transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock;

provided, however, that in the case of any Transfer pursuant to Sections 5.2.1 through 5.2.6, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

Section 5.3 Early Release of Lock-Up Restrictions. In the event that any Restricted Stockholder is granted a discretionary waiver or termination of the restrictions set forth in Section 5.1 above by the Board other than those set forth in this Article V, such discretionary release or waiver shall apply pro rata to all Restricted Stockholders based on the number of shares held by such Restricted Stockholder.

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ARTICLE VI
TERMINATION

Section 6.1 Termination. This Agreement shall terminate upon the earliest to occur of: (i) the termination of the Business Combination Agreement, and (ii) with respect to each Holder, the date on which such Holder or any of its permitted assignees no longer hold any Registrable Securities.

Section 6.2 Effect of Business Combination Termination. In the event of a termination of this Agreement as a result of the termination of the Business Combination Agreement, this Agreement shall become void and the Prior Agreement shall continue in full force and effect.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7.1.):

If to the Company (prior to the Effective Time), to it at:

Anzu Special Acquisition Corp I
12610 Race Track Road, Suite 250
Tampa, Florida 33626
Attention: Whitney Haring-Smith
E-mail: whs@anzupartners.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
2100 L Street, Suite 900
Washington, DC 20037
Attention: Mitchell Presser; David Slotkin; Aly El Hamamsy
Email: mpresser@mofo.com; dslotkin@mofo.com; aelhamamsy@mofo.com

If to Envoy (following the Effective Time), to it at: Envoy Medical Corporation 4875 White Bear Parkway White Bear Lake, Minnesota 55110 Attention: Brent Lucas Email: blucas@envoymedical.com with a copy (which shall not constitute notice) to:

Fredrikson & Byron, P.A.

200 South Sixth Street; #4000

Minneapolis, MN 55402

Attention: Melodie Rose; Chris Melsha, Andrew Nick

Email: mrose@fredlaw.com; cmelsha@fredlaw.com; anick@fredlaw.com

If to a Holder, to the address or email address set forth for such Holder in the records of the Company.

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Section 7.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.3 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Any Holder may assign its rights under this Agreement to any Permitted Transferee, provided that such transferee agrees in writing in form and substance reasonably acceptable to the Company to be bound by the terms of this Agreement.

Section 7.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and its respective permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 7.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, use of the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a law shall include any rules and regulations promulgated thereunder, and shall mean such law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.

Section 7.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

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Section 7.10 Confidentiality. Each Holder agrees to treat as confidential the receipt of any notice hereunder (including notice of a Demand Registration) and the information contained therein, and not to disclose or use the information contained in any such notice (or the existence thereof) without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally (other than as a result of disclosure by such Holder in breach of the terms of this Agreement).

Section 7.11 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

Section 7.12 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. Following the Effective Time, this Agreement may not be amended except by an instrument in writing signed by the Company and Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all Holders (provided the Holders or their Permitted Transferees hold Registrable Securities at the time of such amendment); provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

Section 7.13 Waiver. At any time, (i) the Company may (a) extend the time for the performance of any obligation or other act of any Holder, (b) waive any inaccuracy in the representations and warranties of any Holder contained herein or in any document delivered by such Holder pursuant hereto and (c) waive compliance with any agreement of such Holder or any condition to its own obligations contained herein. At any time, (i) the Holders of a majority of the total Registrable Securities may on behalf of all Holders (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to their own obligations contained herein; provided, that any waiver that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 7.14 Further Assurances. At the request of the Company, in the case of any Holder, or at the request of any Holder, in the case of the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.15 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

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(Signature pages follow)

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:
Anzu Special Acquisition Corp I

By:
Name:	Dr. Whitney Haring-Smith
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Registration Rights and Lock-Up Agreement]

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SPAC HOLDERS:

Anzu SPAC GP I LLC
By:
Name:	Dr. Whitney Haring-Smith
Title:	President

Daniel J. Hirsch

Diane L. Dewbrey

Priya Cherian Huskins

Susan J. Kantor

[Signature Page to Amended and Restated Registration Rights and Lock-Up Agreement]

Key Seller Stockholders:

GAT FUNDING, LLC

By:
Name:	Glen A. Taylor
Title:	Chief Manager

Brent T. Lucas

Paul Waldon

Al Lenzmeier Revocable Trust dated 11/29/2012

By
Name:	Allen Lenzmeier
Title:	Trustee

By
Name:	Kathleen Lenzmeier
Title:	Trustee

Allen Lenzmeier and Kathleen Lenzmeier, JTWROS

Allen Lenzmeier

Kathleen Lenzmeier
Title:	Trustee

[Signature Page to Amended and Restated Registration Rights and Lock-Up Agreement]

Restricted Stockholders:

GAT FUNDING, LLC

By:
Name:	Glen A. Taylor
Title:	Chief Manager

Glen A. Taylor

[Signature Page to Amended and Restated Registration Rights and Lock-Up Agreement]

Schedule A

SPAC Holders

Anzu SPAC GP I LLC

Daniel J. Hirsch

Diane L. Dewbrey

Priya Cherian Huskins

Susan J. Kantor

Key Seller Stockholders

GAT Funding, LLC

Paul Waldon

Brent T. Lucas

Al Lenzmeier Revocable Trust dated 11/29/2012

Allen Lenzmeier and Kathleen Lenzmeier, JTWROS

Restricted Stockholders

Glen A. Taylor

GAT Funding, LLC

EXHIBIT B

Form of Certificate of Designation

[attached]

CERTIFICATE OF DESIGNATION

of

Series A CONVERTIBLE PREFERRED STOCK,

PAR VALUE $0.0001 PER SHARE,

OF

ENVOY MEDICAL, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), Envoy Medical, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

WHEREAS, the second amended and restated certificate of incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”), authorizes the issuance of [●] shares of capital stock, consisting of [●] shares of Class A common stock, par value $0.0001 per share (“Common Stock”), and [●] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”);

WHEREAS, the Certificate of Incorporation expressly authorizes the Board of Directors of the Company (the “Board”), to the maximum extent permitted by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing; and

WHEREAS, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, on [●], 2023, adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby authorized, and the number of shares to be included in such series, and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of Preferred Stock included in such series, shall be as follows:

This Certificate of Designation shall be effective at [●] [a.m.] [p.m.] Eastern Time on [●], 2023.

Section 1. Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be [●]. That number from time to time may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

Section 2. Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, senior to the Common Stock (such Capital Stock, “Junior Stock”).

Section 3. Definitions. As used herein with respect to Series A Preferred Stock:

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” and “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Certificate of Designation the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply to the effect that a Person shall be deemed to be the Beneficial Owner of a security if that Person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes of this Certificate of Designation, the Holder shall at all times be deemed to have Beneficial Ownership of the shares of Series A Preferred Stock or shares of Common Stock issuable upon conversion or repurchase of shares of Series A Preferred Stock directly or indirectly held by such Holder, irrespective of any non-conversion period specified in this Certificate of Designation or any restrictions on transfer or voting contained in this Certificate of Designation.

“Board” shall have the meaning set forth in the recitals above.

“Business Combination Agreement” shall mean the Business Combination Agreement between the Company, Envoy Merger Sub, Inc. a Delaware corporation, and Envoy Medical Corporation, a Minnesota corporation, dated as of April 17, 2023, as it may be amended, supplemented or otherwise modified from time to time.

“Business Day” shall mean any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bylaws” shall mean the bylaws of the Company, as may be amended from time to time.

“Capital Stock” shall mean, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Certificate of Designation” shall mean this Certificate of Designation relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the recitals above.

“close of business” shall mean 5:00 p.m. (New York City time).

“Closing Date” shall have the meaning set forth in the Business Combination Agreement.

“Closing Price” of the Common Stock on any date of determination shall mean the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the Securities Exchange on such date. If the Common Stock is not traded on a Securities Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination shall mean the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the recitals above.

“Company” shall have the meaning set forth in the recitals above.

“Constituent Person” shall have the meaning set forth in Section 11(a)(iii).

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“Conversion Agent” shall mean the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” shall have the meaning set forth in Section 8(a).

“Conversion Notice” shall have the meaning set forth in Section 8(a)(i).

“Conversion Price” shall mean, for each share of Series A Preferred Stock, a dollar amount equal to $11.50, subject to adjustment as set forth herein.

“Conversion Restriction” shall have the meaning set forth in Section 6(c).

“DGCL” shall have the meaning set forth in the recitals above.

“Distributed Entity” shall mean any Subsidiary of the Company distributed in a Distribution Transaction.

“Distribution Transaction” shall mean any distribution of equity securities of a Subsidiary of the Company to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend” shall mean any Regular Dividend, Participating Dividend or dividend on any unpaid Regular Dividend.

“Ex-Dividend Date” shall mean, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Excess Amount” shall have the meaning set forth in Section 6(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Preferred Stock” shall mean a series of convertible preferred stock issued by the Company and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board, to those of the Series A Preferred Stock, except that the Original Issuance Price and the Conversion Price thereof will be determined as provided herein.

“Exchange Property” shall have the meaning set forth in Section 11(a)(iii).

“Exempt Issuance” shall have the meaning set forth in Section 10(b).

“Holder” shall mean a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided, however that, to the fullest extent permitted by law, (i) no Person that has received shares of Series A Preferred Stock in violation of the Registration Rights Agreement and of any transfer restrictions set forth therein shall be a Holder, (ii) the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and (iii) the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Company.

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“Individual Holder Share Cap” shall mean, with respect to any individual Holder, the maximum number of shares of Common Stock that could be issued by the Company to such Holder without triggering a change of control under applicable stock exchange listing rules.

“Intended Tax Treatment” shall have the meaning set forth in Section 18(b).

“Issuance Date” shall mean, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Junior Stock” shall have the meaning set forth in Section 2.

“Mandatory Conversion” shall have the meaning set forth in Section 7(a).

“Mandatory Conversion Date” shall have the meaning set forth in Section 7(a).

“Mandatory Conversion Price” shall mean, for each share of Series A Preferred Stock, a dollar amount equal to $15.00, subject to adjustment as set forth herein.

“Market Disruption Event” shall mean any of the following events:

(a)            any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

(b)            any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“Mirror Preferred Stock” shall mean a series of convertible preferred stock issued by the Distributed Entity and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board, to those of the Series A Preferred Stock, except that the Original Issuance Price and the Conversion Price thereof will be determined as provided herein.

“Notice of Mandatory Conversion” shall have the meaning set forth in Section 7(b).

“Officer’s Certificate” shall mean a certificate executed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.

“Original Issuance Date” shall mean the Closing Date.

“Original Issuance Price” shall mean, with respect to any share of Series A Preferred Stock, as of any date, $10.00 per share (subject to equitable adjustment in the event of a stock split, stock consolidation, subdivision, reclassification, reorganization or other event of a similar nature (other than a redemption or a conversion pursuant to the terms of this Certificate of Designation) that increases or decreases the number of shares of Series A Preferred Stock outstanding).

“Participating Dividend” shall have the meaning set forth in Section 4(b).

“Participating Dividend Payment Date” shall mean each date on which any declared Participating Dividend is scheduled to be paid on the Series A Preferred Stock with respect to a Participating Dividend.

“Person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

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“Preferred Stock” shall have the meaning set forth in the recitals above.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Register” shall mean the securities register maintained in respect of the Series A Preferred Stock by the Transfer Agent.

“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Registration Rights Agreement” shall mean that certain Amended and Restated Registration Rights and Lock-Up Agreement, dated as of [•], 2023, by and among the Company and the other parties thereto.

“Regular Dividend” shall have the meaning set forth in Section 4(a)(i).

“Regular Dividend Payment Date” shall mean, with respect to any share of Series A Preferred Stock, [March 31], [June 30], [September 30] and [December 31] of each year, commencing on [●], 2023; provided that if any such Regular Dividend Payment Date is not a Business Day, then the Regular Dividend which would otherwise have been payable on such Regular Dividend Payment Date will be paid on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Regular Dividend Payment Date.

“Regular Dividend Record Date” shall mean: (i) [March 15] in the case of a Regular Dividend Payment Date occurring on [March 31]; (ii) [June 15] in the case of a Regular Dividend Payment Date occurring on [June 30]; (iii) [September 15] in the case of a Regular Dividend Payment Date occurring on [September 30]; and (iv) (i) [December 15] in the case of a Regular Dividend Payment Date occurring on [December 31]; provided that if any such Regular Dividend Record Date would otherwise occur on a day that is not a Business Day, such Regular Dividend Record Date shall instead be the immediately succeeding Business Day.

“Regular Dividend Period” shall mean the respective periods commencing on and including [January 1], [April 1], [July 1] and [October 1] of each year and ending on and including the day preceding the first day of the next succeeding Regular Dividend Period (other than the initial Regular Dividend Period, which shall commence on the Original Issuance Date and end on and include [●], 2023).

“Regular Dividend Rate” shall mean 12% per annum.

“Relevant Exchange” shall have the meaning set forth in the definition of the term “Market Disruption Event”.

“Reorganization Event” shall have the meaning set forth in Section 11(a)(iii).

“Securities Exchange” means The Nasdaq Capital Market (or any nationally recognized successor thereto); provided, however, that in the event the Company’s Common Stock is ever listed or traded on the New York Stock Exchange, NYSE American, the NYSE Arca, The Nasdaq Global Market or The Nasdaq Global Select Market, (or any nationally recognized successor to any of the foregoing), then the “Securities Exchange” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

“Series A Preferred Stock” shall have the meaning set forth in Section 1.

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“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

“Trading Day” shall mean a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Trading Period” shall have the meaning set forth in Section 7(a).

“Transfer Agent” shall mean the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be the Company.

“Transfer Taxes” shall have the meaning set forth in Section 18(a).

“Unpaid Cash Dividends” shall mean, as of any date, with respect to any share of Series A Preferred Stock, all cash Dividends (including Regular Dividends (whether or not authorized or declared) and Participating Dividends) that have accrued on such share, but that have not, as of such date, been paid in cash.

“Voting Stock” shall mean (i) with respect to the Company, the Common Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

Section 4. Dividends.

(a)            Regular Dividends.

(i)  Generally. Dividends on each share of Series A Preferred Stock shall accrue at a rate equal to the Regular Dividend Rate on the Original Issuance Price, from and including the issuance date of such share, whether or not declared and whether or not assets are legally available for their payment, and shall be cumulative (such dividends, “Regular Dividends”). Regular Dividends shall be payable in cash quarterly in arrears on each Regular Dividend Payment Date to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Regular Dividend Record Date, if, as and when authorized by the Board, or any duly authorized committee thereof. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive a Regular Dividend with respect to any Regular Dividend Record Date equal to the Regular Dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such date. Solely with respect to the first four (4) Regular Dividends after the Original Issuance Date, the Company shall maintain the funds allocated for such Regular Dividends in a separate account for the purpose of paying such Regular Dividends timely on the applicable Regular Dividend Payment Date. If the Company fails to pay any Regular Dividend in full in cash on the applicable Regular Dividend Payment Date, then an additional dividend on the amount of the unpaid portion of such Regular Dividend shall automatically accrue at a rate equal to the Regular Dividend Rate, whether or not declared and whether or not assets are legally available for their payment.

(ii)  Computation of Regular Dividends. Regular Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months.

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(b)            Participating Dividends.

(i)  Generally. No dividend or other distribution on any Junior Stock (whether in cash, securities (including rights or options) or other property, or any combination of the foregoing) will be declared or paid on any Junior Stock (an “Extraordinary Dividend”) unless, at the time of such declaration and payment, an equivalent dividend or distribution is declared and paid, respectively, on the Series A Preferred Stock (such a dividend or distribution on the Series A Preferred Stock, a “Participating Dividend,” and such corresponding dividend or distribution on the Junior Stock, the “Junior Stock Participating Dividend”), such that: (1) the Record Date and the payment date for such Participating Dividend occur on the same dates as the Record Date and payment date, respectively, for such Junior Stock Participating Dividend; and (2) the kind and amount of consideration payable per share of Series A Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the Junior Stock Participating Dividend in respect of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 6 but without regard to Section 6(c)) in respect of one (1) share of Series A Preferred Stock if such share of Series A Preferred Stock was converted as of a Conversion Date occurring immediately prior to such Record Date (subject to the same arrangements, if any, in such Junior Stock Participating Dividend not to issue or deliver a fractional portion of any security or other property, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Series A Preferred Stock held by such Holder on such Record Date).

(ii)  Reorganization Events. Section 4(b)(i) will not apply to, and no Participating Dividend will be required to be declared or paid on the Series A Preferred Stock in respect of a Reorganization Event, as to which Section 11 will apply.

(c)            Waivers. Any right related to the payment of Dividends under this Section 4 or otherwise set forth in this Certificate of Designation may be waived as to such rights for all shares of Series A Preferred Stock (and the Holders thereof) upon the vote, election or approval of the Holders holding a majority of the then-outstanding shares of Series A Preferred Stock.

Section 5. Liquidation Rights.

(a)            Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the Original Issuance Price plus any Unpaid Cash Dividends up to, but excluding, the date of payment, and (ii) the amount a Holder would have received had such Holder, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such share of Series A Preferred Stock into Common Stock (pursuant to Section 6). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b)            Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders, the amounts distributed to the Holders shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c)            Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 6. Right of the Holders to Convert.

(a)            Each Holder shall have the right, at any time and at such Holder’s option, subject to the conversion procedures set forth in Section 8, to (1) convert each share of such Holder’s Series A Preferred Stock into the number of shares of Common Stock equal to the quotient of (A) the Original Issuance Price as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date and (2) receive a cash amount equal to any Unpaid Cash Dividends as of such date. The right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time.

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(b)            The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, the maximum number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

(c)            Notwithstanding the foregoing or anything else in this Certificate of Designation to the contrary, no Holder shall have the right to acquire shares of Common Stock, and the Company shall not be required to issue shares of Common Stock to such Holder, in excess of such Holder’s Individual Holder Share Cap (the “Conversion Restriction”), and in each case, the Company shall deliver, in lieu of any shares of Common Stock otherwise issuable upon conversion in excess of the Conversion Restriction, an amount of cash per share equal to the Closing Price on the Trading Day immediately prior to the Conversion Date (such cash amount, the “Excess Amount”).

Section 7. Right of Company to Convert.

(a)            At any time from and after 90 days following the Original Issuance Date, if the Closing Price per share of Common Stock is greater than the Mandatory Conversion Price for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (such thirty (30) Trading Day period, the “Trading Period”), the Company may elect, in its discretion, to convert (a “Mandatory Conversion”) all, but not less than all, of the then-outstanding shares of Series A Preferred Stock into shares of Common Stock (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(a), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, (1) each share of Series A Preferred Stock then outstanding shall be converted into the number of shares of Common Stock equal to the quotient of (A) the Original Issuance Price divided by (B) the Conversion Price as of the Mandatory Conversion Date, and (2) any Unpaid Cash Dividends as of such date shall be settled in cash.

(b)            Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall, within twenty (20) Business Days following the completion of the applicable Trading Period referred to in Section 7(a) above, provide notice of Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). For the avoidance of doubt, a Notice of Mandatory Conversion does not limit a Holder’s right to convert on a Conversion Date prior to the Mandatory Conversion Date. The Mandatory Conversion Date selected by the Company shall be no less than thirty (30) Business Days and no more than forty-five (45) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state the Mandatory Conversion Date selected by the Company.

Section 8. Conversion Procedures and Effect of Conversion.

(a)            Conversion Procedure. A Holder must do each of the following in order to convert shares of Series A Preferred Stock:

(i)              in the case of a conversion pursuant to Section 6(a), complete and execute the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided, however that a Conversion Notice may be conditional on the completion of a change of control or other corporate transaction;

(ii)             follow the applicable procedures of the Conversion Agent or The Depositary Trust Company, as applicable, to surrender to the Conversion Agent the shares of Series A Preferred Stock to be converted;

(iii)            if required, furnish appropriate endorsements and transfer documents in a form reasonably acceptable to the Company; and

(iv)            if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 18.

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The foregoing clauses (ii), (iii) and (iv) shall be conditions to the issuance of shares of Common Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 7 (but, for the avoidance of doubt, not to the Mandatory Conversion of the shares of Series A Preferred Stock on the Mandatory Conversion Date, which such Mandatory Conversion shall be deemed to occur automatically on the applicable Conversion Date). The Holder may, in respect of a Mandatory Conversion, deliver a notice to the Conversion Agent specifying, in respect of the deliverable shares of Common Stock, a delivery method of either book-entry basis or through the facilities of The Depositary Trust Company (if eligible). If no such notice is delivered, the Holder shall be deemed to have chosen delivery by book-entry.

The “Conversion Date” means (A) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to Section 7(a), the Mandatory Conversion Date.

(b)            Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Regular Dividends shall no longer accrue on any such shares of Series A Preferred Stock.

(c)            Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 8(a) (and in any event no later than five (5) Trading Days thereafter; provided, however that, if a written notice from the Holder in accordance with Section 8(a) specifies a date of delivery for any shares of Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice (or such later date, not to exceed the fifth (5th) Business Day immediately following the date of such notice, if, prior to the Conversion Date, the Transfer Agent has delivered written notice to the Holders of Series A Preferred Stock that it is unable deliver shares of Common Stock within two (2) Business Days following any Conversion Date) and no later than the seventh (7th) Business Day thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver any Excess Amount) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder or through the facilities of The Depositary Trust Company (if eligible). Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company (if eligible), or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 6(a)) or in the records of the Company or as set forth in a notice from the Holder to the Conversion Agent, as applicable (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company (or, if no such manner is shown on the records of the Company, in the manner chosen in good faith by the Board).

(d)            Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designation, or otherwise acquired by the Company in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof and shall not be reissued as shares of such series. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated by the Board as part of a particular series pursuant to the provisions of the Certificate of Incorporation.

SECTION 9. [Reserved].

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Section 10. Adjustments to the Conversion Price.

(a)            Anti-Dilution Adjustments. The Conversion Price will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Price if a Holder of the Series A Preferred Stock participates, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 10(a), without having to convert its Series A Preferred Stock, as if it held a number of shares of Common Stock equal to the Original Issuance Price of each share of Series A Preferred Stock held by such Holder divided by the then-current Conversion Price:

(i)            Stock Splits and Combinations. If the Company effects a stock split or a stock combination of the Common Stock (in each case, excluding an issuance solely pursuant to a Reorganization Event, as to which Section 11 will apply), then the Conversion Price will be adjusted based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the close of business on the effective date of such stock split or stock combination, as applicable;

CP1 = the Conversion Price in effect immediately after the close of business on such effective date, as applicable;

OS0 = the number of shares of Common Stock outstanding immediately before the close of business on such effective date, as applicable, without giving effect to such stock split or stock combination; and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such stock split or stock combination.

If any stock split or stock combination of the type described in this Section 10(a)(i) is declared or announced, but not so made, then the Conversion Price will be readjusted, effective as of the date the Board, or any Officer acting pursuant to authority conferred by the Board, determines not to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such stock split or stock combination not been declared or announced.

(ii)            Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan) entitling such holders, for a period of not more than forty-five (45) calendar days after the Record Date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Closing Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Price will be decreased based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the close of business on such Record Date;

CP1 = the Conversion Price in effect immediately after the close of business on such Record Date;

OS = the number of shares of Common Stock outstanding immediately before the close of business on such Record Date;

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Y = a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Closing Price per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced; and

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants;

provided, however, that (A) the Conversion Price will not be adjusted pursuant to this Section 10(a)(ii) solely as a result of an Exempt Issuance and (B) the issuance of shares of Common Stock issuable pursuant to the exercise, vesting or conversion of such rights, options or warrants will not constitute an additional issuance or sale of Common Stock.

To the extent such rights, options or warrants are not so distributed, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this Section 10(a)(ii), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Closing Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board.

(iii)            Distribution Transactions and Other Distributed Property.

(A)            Distributions Other than Distribution Transactions. If the Company distributes shares of its Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company, or rights, options or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:

(I)            rights, options or warrants for which an adjustment to the Conversion Price is required pursuant to Section 10(a)(i) or Section 10(a)(ii);

(II)           dividends or distributions paid exclusively in cash;

(III)          rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 10(c);

(IV)          Distribution Transactions for which an adjustment to the Conversion Price is required pursuant to Section 10(a)(iii)(B);

(V)            a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 10(a)(iv) will apply; and

(VI)          a distribution solely pursuant to a Reorganization Event, as to which Section 11 will apply,

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then the Conversion Price will be decreased based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the close of business on the Record Date for such distribution;

CP1 = the Conversion Price in effect immediately after the close of business on such Record Date;

SP = the average of the Closing Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined by the Board), as of such Record Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, each Holder will receive, for each share of Series A Preferred Stock held by such Holder on such Record Date, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such Holder had owned, on such Record Date, a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 6) in respect of one (1) share of Series A Preferred Stock that is converted with a Conversion Date occurring on such Record Date (subject to the same arrangements, if any, in such distribution not to issue or deliver a fractional portion of any Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Series A Preferred Stock held by such Holder on such Record Date).

To the extent such distribution is not so paid or made, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(B)            Distribution Transactions. If the Company engages in a Distribution Transaction in which it distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Reorganization Event, as to which Section 11 will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 10(a)(iv) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange, then the Conversion Price will be decreased based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the close of business on the Record Date for such Distribution Transaction;

CP1 = the Conversion Price in effect immediately after the close of business on such Record Date;

SP = the average of the Closing Prices per share of Common Stock for each Trading Day in the Distribution Transaction Valuation Period (as defined below); and

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FMV = the product of (x) the average of the Closing Prices per share or unit of the Capital Stock or equity interests distributed in such Distribution Transaction over the ten (10) consecutive Trading Day period (the “Distribution Transaction Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Distribution Transaction (such average to be determined as if references to Common Stock in the definitions of “Closing Price,” “Trading Day” and “Market Disruption Event” were instead references to such Capital Stock or equity interests) and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Distribution Transaction;

provided, however, that in the event of a Distribution Transaction where the Majority Holders (as defined below) elect to engage in a Spin-Off Exchange Offer (as defined below), and such Spin-Off Exchange Offer is completed pursuant to Section 10(d), then no adjustment to the Conversion Price shall be made pursuant to this Section 10(a)(iii)(B).

The adjustment to the Conversion Price pursuant to this Section 10(a)(iii)(B) will be calculated as of the close of business on the last Trading Day of the Distribution Transaction Valuation Period that will be given effect immediately after the close of business on the Record Date for the Distribution Transaction, with retroactive effect. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs during the Distribution Transaction Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designation, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Distribution Transaction Valuation Period.

To the extent any dividend or distribution of the type described in Section 10(a)(iii)(B) is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv)            Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time (as defined below) by the Board) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Closing Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be decreased based on the following formula:

where:

CP0 = the Conversion Price in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CP1 = the Conversion Price in effect immediately after the Expiration Time;

SP = the average of the Closing Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

OS0 = the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

AC = the aggregate value (determined as of the Expiration Time by the Board) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer; and

OS1 = the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

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provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 10(a)(iv), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 10(a)(iv) will be calculated as of the close of business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designation, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(b)            No Adjustments in Certain Cases. Without limiting the operation of Section 6(a), the Company will not be required to adjust the Conversion Price except pursuant to this Section 10. For the avoidance of doubt, no adjustment to the Conversion Price will be made (the following, each an “Exempt Issuance”):

(i)              upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(ii)             upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director, consultant or officer equity incentive plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(iii)            except as otherwise provided in Section 10(a), upon the issuance of any shares of Common Stock pursuant to exercise, vesting or conversion of any option, warrant, right, restricted stock unit or exercisable, exchangeable or convertible security;

(iv)            for dividends or distributions declared or paid to holders of Common Stock in which the Holders participate;

(v)            for a change in the par value of the Common Stock; or

(vi)            upon the offer or the issuance of any shares of Series A Preferred Stock in exchange for shares of Common Stock.

(c)            Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Series A Preferred Stock and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Series A Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Price will be adjusted pursuant to Section 10(a)(iii)(A) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section 10(a)(iii)(A) to all holders of Common Stock, subject to readjustment pursuant to Section 10(a)(iii)(A) if such rights expire, terminate or are redeemed. For the avoidance of doubt, if the rights issued or otherwise distributed pursuant to any such stockholder rights plan have previously been issued to the Holders of Series A Preferred Stock, then the foregoing sentence of this Section 10(c) shall not apply.

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(d)            Distribution Transactions.

(i)              In the event the Company proposes to effect a Distribution Transaction, then, by written notice of the Holders constituting at least a majority of the then-outstanding voting power of the Series A Preferred Stock (the “Majority Holders”) delivered to the Company prior to the relevant Record Date, the Company will negotiate in good faith with such Majority Holders the terms and conditions of an exchange offer described herein (the “Spin-Off Exchange Offer”), and in the event the Spin-Off Exchange Offer is completed, then no adjustment to the Conversion Price shall be made pursuant to Section 10(a)(iii)(B).

(ii)             In connection with the Spin-Off Exchange Offer, each share of Series A Preferred Stock will be exchanged by the Company for one (1) share of Mirror Preferred Stock and one (1) share of Exchange Preferred Stock. The Original Issuance Price of the Series A Preferred Stock will be allocated between the shares of Mirror Preferred Stock and Exchange Preferred Stock in accordance with the relative fair market value of the assets and businesses to be held by the Distributed Entity and the assets and businesses to be retained by the Company, as determined in good faith by the Board after consultation with the Majority Holders.

(iii)            The Company and the Majority Holders will negotiate reasonably and in good faith and each will use its reasonable best efforts to agree on mutually agreeable terms for the Spin-Off Exchange Offer, including, without limitation, the certificate of designation with respect to the Mirror Preferred Stock and the certificate of designation with respect to the Exchange Preferred Stock, to reflect the fact that following the completion of the Spin-Off Exchange Offer the adjustments to the Conversion Price will be based upon the common stock of the Company and the common stock of the Distributed Entity, and that the rights, benefits, obligations and economic characteristics of the Series A Preferred Stock will not be expanded or diminished as a result of the exchange of shares of Series A Preferred Stock for shares of Mirror Preferred Stock and Exchange Preferred Stock. The exchange of Series A Preferred Stock for Exchange Preferred Stock in the Spin-Off Exchange Offer shall be structured in a manner so as to qualify as a tax-free recapitalization within the meaning of Section 368(a) of the Code to the maximum extent permitted by applicable law. The Company agrees for U.S. federal and applicable state and local income tax purposes the shares of Mirror Preferred Stock and Exchange Preferred Stock shall be structured in a way not to be classified as “preferred stock” within the meaning of Section 305 or Section 306 of the Code (or similar or analogous state or local income tax law) or “nonqualified preferred stock” within the meaning of Section 351(g) of the Code.

(e)            Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 10(a), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distributions on shares of Common Stock held in its treasury).

(f)            Calculations. All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded downward).

(g)            Notice of Conversion Price Adjustments. Upon the effectiveness of any adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), the Company will promptly send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Price in effect immediately after such adjustment; and (3) the effective time of such adjustment.

(h)            Voluntary Conversion Price Decreases.

(i)            Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) decrease the Conversion Price by any amount if (1) the Board determines that such decrease is in the Company’s best interest or that such decrease is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease is in effect for a period of at least twenty (20) Business Days; and (3) such decrease is irrevocable during such period; provided, however, that any such decrease that would be reasonably expected to result in any income tax imposed on holders of Series A Preferred Stock shall require the affirmative vote, election or approval of the Majority Holders.

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(ii)            Notice of Voluntary Decrease. If the Board determines to decrease the Conversion Price pursuant to Section 10(h)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 10(h)(i), the Company will send notice to each Holder, the Transfer Agent and the Conversion Agent of such decrease to the Conversion Price, the amount thereof and the period during which such decrease will be in effect.

(i)            Successive Adjustments. After an adjustment to the Conversion Price under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to each such Conversion Price as so adjusted.

(j)            Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 10 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 10 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(k)            Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 10, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i)            compute the adjusted applicable Conversion Price in accordance with this Section 10 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Price, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii)            provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Price was determined and setting forth the adjusted applicable Conversion Price.

(l)            Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Price or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 10(l) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 10.

(m)            Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of any fractional shares to which the Holders would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Preferred Stock shall be rounded down to the nearest whole share. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

Section 11. Adjustment for Reorganization Events.

(a)            Reorganization Events. In the event of:

(i)             any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

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(ii)             any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii)            any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities; (each of which is referred to as a “Reorganization Event”);

then each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the approval or election of the Holders and subject to Section 13, remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event and the Original Issuance Price applicable at the time of such subsequent conversion; provided, however that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 11(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b)            Successive Reorganization Events. The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of Capital Stock received by the holders of the Common Stock in any such Reorganization Event.

(c)            Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(d)            Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

Section 12. Voting Rights. Holders shall not be entitled to vote at or receive notice of any meeting of stockholders, except as provided in Section 13 or as required by law.

Section 13. Consent Rights. For so long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, and shall cause its Subsidiaries not to, unless the Majority Holders otherwise approve, vote for or authorize, or otherwise waive any provision of this Section 13:

(a)            create or authorize the creation of, or issue any equity or debt securities of the Company or any of its Subsidiaries (or rights exercisable into equity securities of the Company or any of its Subsidiaries) that rank senior or pari passu to the rights of the Series A Preferred Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; or

17

(b)            permit any adverse change (including as a result of a merger, consolidation or other similar or extraordinary transaction) to the powers, preferences or special rights of the Series A Preferred Stock set forth in the Certificate of Incorporation or bylaws, including by amendment, modification or in any other manner that fails to give effect to the rights of the Holders as set forth in this Certificate of Designation, the Certificate of Incorporation or bylaws, or otherwise required by applicable law.

Section 14. Term. Except as expressly provided in this Certificate of Designation, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

Section 15. No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 16. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be the Company. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof by first class mail, postage prepaid, to the Holders.

Section 17. Replacement Certificates.

(a)            Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

(b)            Certificates Following Conversion. If physical certificates representing the Series A Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series A Preferred Stock on or after the Conversion Date applicable to such shares. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock formerly evidenced by the physical certificate.

Section 18. Taxes.

(a)            Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes (“Transfer Taxes”) that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities to a Beneficial Owner other than the Beneficial Owner of the Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person requesting such issuance, delivery or payment has paid to the Company the amount of any such Transfer Tax or has established, to the satisfaction of the Company, that such Transfer Tax has been paid or is not payable.

(b)            Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes (i) the shares of Series A Preferred Stock are not intended to be classified as “preferred stock” within the meaning of Code Section 305, Treasury Regulation Section 1.305-5 or Code Section 306 (or similar or analogous state or local income tax law), (ii) if a conversion of shares of Series A Preferred Stock into Common Stock is effected, such transaction is intended to be treated as a “reorganization” within the meaning of Section 368(a)(l)(E) of the Code (or similar or analogous state or local income tax law) whereby the Holder of each exchanged share of Series A Preferred Stock is intended to be treated as transferring such share to the Company in exchange for Common Stock (such tax treatment described in clauses (i) and (ii), together, the “Intended Tax Treatment”). The Company and each Holder shall file all applicable income tax returns in accordance with the Intended Tax Treatment and not take any reporting position with respect to applicable income taxes inconsistent with the Intended Tax Treatment unless otherwise required in connection with the good faith settlement or resolution of any tax audit, contest or other procedure with a taxing authority or a change in law after the date hereof.

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Section 19. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its principal executive offices, (ii) if to any Holder, to such Holder at the mail or email address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other mail or email address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 20. Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

Section 21. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote, election or approval of the Holders holding a majority of the then-outstanding shares of Series A Preferred Stock.

Section 22. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed this ___day of _________, 2023.

Envoy Medical, Inc.

By:
Name:
Title:

[Signature page to Certificate of Designation]

EXHIBIT C

Form of Amended and Restated SPAC Certificate of Incorporation

[attached]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Anzu Special Acquisition Corp I

a Delaware corporation

Anzu Special Acquisition Corp I., a Delaware corporation (the “Company”), hereby certifies that:

1.	The Company was incorporated under the name “Anzu Special Acquisition Corp I.” The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on December 28, 2020.

2.	The Certificate of Incorporation of the Company was amended and restated by an Amended and Restated Certificate of Incorporation effective March 4, 2021.

3.	The Second Amended and Restated Certificate of Incorporation of the Company attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Company as heretofore amended and restated, has been duly adopted by the Company’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.	This Amended and Restated Certificate of Incorporation of the Company shall be effective when filed.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on [•], 2023 and the foregoing facts stated herein are true and correct.

Anzu Special Acquisition Corp I

By:
Name: Title:

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Anzu Special Acquisition Corp I

a Delaware corporation

ARTICLE I

The name of the corporation is Envoy Medical, Inc. (the “Company”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 874 Walker Road Suite C, in the City of Dover, County of Kent, State of Delaware, 19904, and the name of the Corporation’s registered agent at such address is United Corporate Services, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 1. This Company is authorized to issue two classes of stock, to be designated, respectively, Class A Common Stock and Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is [•] shares, of which [•] shares are Class A Common Stock, $0.0001 par value per share, and [•] shares are Preferred Stock, $0.0001 par value per share.

Immediately upon the effectiveness of the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), and without any further action of the Corporation or any stockholder of the Corporation, each share of the series of common stock of the Corporation designated “Class A Common Stock”, par value $0.0001 per share (“Former Class A Common Stock”) and each share of the series of common stock of the Corporation designated as “Class B Common Stock”, par value $0.0001 per share (“Former Class B Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall be automatically reclassified and converted into one (1) share of the class of Class A Common Stock. Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Former Class A Common Stock or Former Class B Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for the exchange, represent that number of shares of Class A Common Stock into which the shares formerly represented by such certificate or book-entry position have been automatically reclassified and converted pursuant to this Article IV.

Section 2. Each share of Class A Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Company (the “Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Second Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4. Except as otherwise required by law or provided in this Second Amended and Restated Certificate of Incorporation, holders of Class A Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5. The number of authorized shares of Preferred Stock or Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Second Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2. From and after the effectiveness of this Second Amended and Restated Certificate of Incorporation, the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors or the incorporator of the Company. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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ARTICLE VI

Section 1. From and after the effectiveness of this Second Amended and Restated Certificate of Incorporation, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Company is to have perpetual existence.

Section 2. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. Subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

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Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment, elimination nor repeal of any Section of this ARTICLE IX, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, elimination, repeal or adoption of an inconsistent provision.

ARTICLE X

Section 1. Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

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Section 2. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Bylaws of the Company or this Second Amended and Restated Certificate of Incorporation (as either may be amended from time to time), and (d) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

Any person or entity purchasing, holding or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this ARTICLE X. This provision shall be enforceable by any party to a complaint covered by the provisions of this ARTICLE X. For the avoidance of doubt, nothing contained in this ARTICLE X shall apply to any action brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any successor thereto.

ARTICLE X

The Company reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII or this ARTICLE XI of this Second Amended and Restated Certificate of Incorporation.

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EXHIBIT D

Form of SPAC Equity Incentive Plan

EXHIBIT E

Form of SPAC Employee Stock Purchase Plan